SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 11, 2002

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other Jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3300 Enterprise Parkway, Beachwood, Ohio 44122

Registrant’s telephone number, including area code    (216) 755-5500

N/A

(Former name of former address, if changed since last report)

Form 8-K
Item 5. Other Events
Item 7. Financial Statements and Exhibits
SELECTED FINANCIAL DATA
COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRITICAL ACCOUNTING POLICIES
FUNDS FROM OPERATIONS
OFF BALANCE SHEET ARRANGEMENTS
FINANCING ACTIVITIES
LIQUIDITY AND CAPITAL RESOURCES
CAPITALIZATION
CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS
INFLATION
ECONOMIC CONDITIONS
NEW ACCOUNTING STANDARDS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EX-23 Consent of Independent Accountants

Item 5. Other Events

     For the period January 1, 2002 through September 30, 2002, the Company disposed of four shopping centers, and as of September 30, 2002 considered one property as held for sale. The Company sold two wholly-owned properties in April 2002, a 41,000 square foot shopping center located in Huntsville, Alabama, and a 74,000 square foot shopping center in Cape Coral, Florida. In August and September 2002, the Company sold a 19,000 square foot shopping center in Ocala, Florida and a 9,000 square foot shopping center in St. Louis, Missouri (American Plaza), respectively. In addition, at September 30, 2002, the Company classified a 180,000 square foot shopping center in Orlando, Florida as held for sale.

     In addition, joint ventures accounted for under the equity method of accounting, disposed of five properties through September 30, 2002. The Company’s Community Centers Joint Venture sold two properties in February 2002, a 205,000 square foot shopping center located in Durham, North Carolina and a 383,000 square foot shopping center located in Independence, Missouri. In June 2002, three separate joint ventures sold three shopping center properties, a 286,000 square foot shopping center located in Hagerstown, Maryland, a 68,000 square foot shopping center formerly occupied by Best Products located in Eatontown, New Jersey and a 170,000 square foot shopping center located in Salem, New Hampshire. The Company acquired the shopping center in Independence, Missouri from the joint venture.

     As a result of the above transactions, this Form 8-K is being filed to reflect the impact of the classification as discontinued operations of assets sold or designated as held for sale on or after January 1, 2002 pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”), 144 – “Accounting for the Impairment or Disposal of Long Lived Assets” for the three years ended December 31, 2001, 2000 and 1999, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Selected Financial Data.

Page
Index	Number

Selected Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Quantitative and Qualitative Disclosures about Market Risk	26
Financial Statements	F-1

Item 7. Exhibits

(23)  Consent of Independent Accountants

SELECTED FINANCIAL DATA

      The financial data included in the following table has been derived from the financial statements for the last five years and includes the information required by Item 301 of Regulation S-K.

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except per share data)

	For the Years Ended December 31,

	2001(1)	2000(1)	1999(1)	1998(1)	1997(1)

Operating Data:
Revenues (primarily real estate rentals)	$317,930	$284,433	$262,613	$226,416	$167,589

Expenses:
Rental operation	98,114	81,894	70,556	59,836	47,207
Depreciation & amortization	63,671	53,396	49,296	42,204	31,595
Interest	81,058	76,235	67,364	56,617	34,949

	242,843	211,525	187,216	158,657	113,751

Income before equity in net income from joint ventures, minority equity investment, minority interests, gain (loss) on disposition of real estate and real estate investments, discontinued operations and extraordinary item	75,087	72,908	75,397	67,759	53,838
Equity in net income of joint ventures	17,010	17,072	18,993	12,461	10,807
Equity in net income from minority equity investment	1,550	6,224	5,720	890	—
Minority interests	(21,502)	(19,593)	(11,809)	(3,312)	(1,049)
Gain (loss) on disposition of real estate and real estate investments	18,297	23,440	(1,664)	248	3,526

Income from continuing operations before extraordinary item	90,442	100,051	86,637	78,046	67,122
Income from discontinued operations	1,930	782	760	758	400

Income before extraordinary item	92,372	100,833	87,397	78,804	67,522
Extraordinary item (2)	—	—	—	(882)	—

Net income	$92,372	$100,833	$87,397	$77,922	$67,522

Net income applicable to common shareholders	$65,110	$73,571	$60,135	$57,969	$53,322

Earnings per share data — Basic: (3)
Income from continuing operations before extraordinary item	$1.15	$1.30	$0.98	$1.02	$1.02
Income from discontinued operations	0.03	0.01	0.01	0.01	0.01
Extraordinary item	—	—	—	(0.01)	—

Net income applicable to common shareholders	$1.18	$1.31	$0.99	$1.02	$1.03

Weighted average number of common shares	55,186	55,959	60,985	56,949	51,760
Earnings per share data — Diluted: (3)
Income from continuing operations before extraordinary item	$1.14	$1.30	$0.94	$0.99	$1.02
Income from discontinued operations	0.03	0.01	0.01	0.01	0.01
Extraordinary item	—	—	—	(0.02)	—

Net income applicable to common shareholders	$1.17	$1.31	$0.95	$0.98	$1.03

Weighted average number of common shares	55,834	56,176	63,468	58,509	52,124
Cash dividend	$1.48	$1.44	$1.40	$1.31	$1.26

	At December 31,

	2001	2000	1999	1998	1997

Balance Sheet Data:
Real estate (at cost)	$2,493,665	$2,161,810	$2,068,274	$1,896,763	$1,325,742
Real estate, net of accumulated depreciation	2,141,956	1,864,563	1,818,362	1,693,666	1,154,005
Advances to and investments in joint ventures	255,565	260,927	299,176	266,257	136,267
Total assets	2,497,207	2,332,021	2,320,860	2,126,524	1,391,918
Total debt	1,308,301	1,227,575	1,152,051	1,000,481	668,521
Shareholders’ equity	834,014	783,750	852,345	902,785	669,050

	For the Years Ended December 31,

	2001(1)	2000(1)	1999(1)	1998(1)	1997(1)

Other Data:
Cash flow provided from (used in):
Operating activities	$174,326	$146,272	$152,930	$140,078	$94,393
Investing activities	(37,982)	(20,579)	(209,708)	(538,289)	(416,220)
Financing activities	(121,518)	(127,442)	60,510	400,453	321,832
Funds from operations: (4)
Net income applicable to common shareholders	$65,110	$73,571	$60,135	$57,969	$53,322
Depreciation and amortization of real estate investments	63,200	52,974	49,137	42,408	31,869
Equity in net income from joint ventures	(17,010)	(17,072)	(18,993)	(12,461)	(10,807)
Joint ventures’ funds from operations	31,546	30,512	32,316	20,779	16,077
Equity in net income from minority equity investment	(1,550)	(6,224)	(5,720)	(890)	—
Minority equity investment funds from operations	6,448	14,856	12,965	1,493	—
Minority interests (OP Units)	1,531	4,126	6,541	3,069	10
(Gain) loss on disposition of real estate and investments	(16,688)	(23,440)	1,664	(248)	(3,526)
Impairment charge	2,895	—	—	—	—
Extraordinary item (2)	—	—	—	882	—

	$135,482	$129,303	$138,045	$113,001	$86,945

Weighted average number of common shares outstanding (Diluted) (3)	56,957	59,037	62,309	62,501	55,502

(1)	As described in the consolidated financial statements, the Company acquired eight properties in 2001 (all of which are owned through joint ventures), three properties in 2000 (two of which are owned through joint ventures), five properties in 1999 (two of which are owned through joint ventures), 41 properties in 1998 (five of which are owned through joint ventures) and eight properties in 1997 (one of which is owned through a joint venture). In addition, in conjunction with the AIP merger, the Company obtained ownership of 39 properties. The Company sold/transferred ten properties in 2001 (three of which were owned through joint ventures), 9 properties and 3 Wal-Marts in 2000 (six of which were owned through joint ventures), four properties in 1999 (two of which were owned through joint ventures), 29 properties in 1998 (18 of which were owned through joint ventures) and one property in 1997.

(2)	In 1998 the extraordinary charge relates primarily to the write-off of deferred finance costs.

(3)	Effective August 3, 1998, the Company executed a two-for-one stock split for shareholders of record on July 27, 1998. Earnings per share data is reflected for all years utilizing SFAS 128.

(4)	Industry analysts generally consider funds from operations (“FFO”) to be an appropriate measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally as net income applicable to common shareholders excluding gains (losses) on sales of depreciable property and securities, extraordinary items, adjusting for certain noncash items, principally real property depreciation, equity income (loss) from its joint ventures and minority equity investment and adding the Company’s proportionate share of FFO of its unconsolidated joint ventures and minority equity investment, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. See Funds from Operations discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Item 7 below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the consolidated financial statements, the notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated financial statements, including trends which might appear, should not be taken as indicative of future operations. The Company considers portions of this information to be “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectations for future periods. Forward-looking statements include, without limitation, statements related to acquisitions (including any related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although the Company believes that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates”, and similar expressions are intended to identify forward-looking statements. Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect the Company’s actual results, performance or achievements.

      Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

•	The Company is subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues;

•	The Company is subject to competition for tenants from other owners of retail properties and its tenants are subject to competition from other retailers and methods of distribution. The Company is dependent upon the successful operations and financial condition of its tenants, particularly certain of its major tenants, and could be adversely affected by the bankruptcy of those tenants;

•	The Company could be adversely affected by changes in the local markets where its properties are located, as well as by adverse changes in national economic and market conditions;

•	As a result of the Kmart bankruptcy, the Company’s income and funds available for distributions could be negatively affected. In addition, the Company cannot be certain sure that any properties subject to the Kmart leases, which may be terminated in the bankruptcy, will be re-leased or re-leased on economically advantageous terms. In addition, certain tenants may have rights to convert to percentage rent until such space is released and/or have rights to terminate their lease if such space is not released within a specified period of time;

•	The Company may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties;

•	Debt and equity financing necessary for the Company to continue to grow and operate its business may not be available or may not be available on favorable terms;

•	The Company is subject to complex regulations related to its status as a real estate investment trust (“REIT”) and would be adversely affected if it failed to qualify as a REIT;

•	Partnership or joint venture investments may involve risks not otherwise present for investments made solely by the Company, including the possibility that the Company’s partner or co-venturer might become bankrupt, that the Company’s partner or co-venturer might at any time have different interests or goals than the Company does, and that the Company’s partner or co-venturer may take action contrary to the Company’s instructions, requests, policies or objectives, including the Company’s policy with respect to maintaining its qualification as a REIT;

•	The Company must make distributions to shareholders to continue to qualify as a REIT, and if the Company borrows funds to make distributions then those borrowings may not be available on favorable terms;

•	The Company may fail to anticipate the effects on its properties of changes in consumer buying practices, including sales over the Internet, and the resulting retailing practices and space needs of its tenants;

•	The Company is subject to potential environmental liabilities;

•	The Company could be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations; and

•	Changes in interest rates could adversely affect the market price for the Company’s common shares, as well as its performance and cash flow.

CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements of the Company include accounts of the Company and all majority-owned subsidiaries where the Company has financial or operating control. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, management has utilized information available including its past history, industry standards and the current economic environment among other factors, in forming its estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. It is possible that the ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements may not materialize. However, application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies may utilize different estimates which may impact comparability of the Company’s results of operations to those of companies in similar businesses.

     Revenue Recognition and Accounts Receivable

      Rental revenue is recognized on a straight line basis, which averages minimum rents over the terms of the leases. Certain of these leases provide for percentage and overage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Ancillary and other property related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon termination of a tenant lease.

      The Company makes estimates of the collectibility of its accounts receivables related to base rents including straight line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable and analyzes historical bad debts, customer credit worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, when tenants are in bankruptcy the Company makes estimates of the expected recovery of pre-petition and post-petition claims. In some cases the ultimate resolution of these claims can exceed beyond a year. These estimates have a direct impact on the Company’s net income, because a higher bad debt reserve results in less net income.

     Real Estate

      Land, buildings and fixtures and tenant improvements are recorded at cost and stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations and/or replacements which improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

      Properties are depreciated using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Buildings	18-31 years
Furniture/Fixtures and tenant improvements	Useful lives, which approximate lease terms, where applicable

      The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company’s net income. Should the Company lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

      Assessment by the Company of certain other lease related costs must be made when the Company has a reason to believe that the tenant may not be able to execute under the term of the lease as originally expected. This requires management to make estimates as to the recoverability of such assets.

      Gains from sales of outlots and shopping centers are generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

Long Lived Assets

      On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. Such cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.

      When assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the sales price, net of selling costs of such assets. If, in management’s opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, a valuation allowance is established.

      The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties and other investments. These assessments have a direct impact on the Company’s net income, because taking an impairment results in an immediate negative adjustment to net income.

Off Balance Sheet Arrangements

      The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures. Substantially all of these arrangements are accounted for under the equity method as the Company has the ability to exercise significant influence over, but not control the operating and financial decisions of the joint ventures. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

      To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets, which were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of joint venture. In accordance with the provisions of Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

Discontinued Operations

      The Company adopted the provisions of Statement of Financial Accounting Standards No. 144 (SFAS), “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS, the sale of a retail or industrial property is now considered a discontinued operation. In addition, properties classified as held for sale are also considered a discontinued operation. Accordingly, the results of operations of properties disposed of or classified as held for sale subsequent to January 1, 2002, for which the Company has no significant continuing involvement, are reflected as discontinued operations.

      Included in discontinued operations as of September 30, 2002 and for the three and nine month periods then ended, are five properties, two of which were sold in April 2002, one of which was sold in August 2002, one of which was sold in September 2002 and one of which is considered held for sale. The Company sold four properties in 2002, a 41,000 square foot shopping center located in Huntsville, Alabama; a 74,000 square foot shopping center in Cape Coral, Florida; a 19,000 square foot shopping center in Ocala, Florida and a 9,000 square foot shopping center in St. Louis, Missouri (American Plaza). The fifth property is a 180,000 square foot shopping center in Orlando, Florida which is classified as held for sale at September 30, 2002. The operations of these properties were reflected on a comparative basis as discontinued operations in the Form 10-Q for the three and nine month periods ended September 30, 2002. The operations of such properties have also been reflected as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2001 included herein.

Comparison of 2001 to 2000 Results of Operations

Continuing Operations

Revenues from Operations

      Total revenues increased $33.5 million, or 11.8%, to $317.9 million for the year ended December 31, 2001 as compared to $284.4 million in 2000. Base rental revenues for 2001 increased $24.9 million, or 12.5%, to $224.7 million as compared to $199.8 million in 2000. Approximately $0.7 million of the increase in base rental income was the result of new leasing, re-tenanting and expansion of the “Core Portfolio Properties” (for purposes of comparison, for any particular calendar year, “Core Portfolio Properties” refers to the shopping center properties owned as of January 1 of the prior calendar year), an increase of 0.4% over 2000 revenues from Core Portfolio Properties (excluding the Core Portfolio Properties which were under redevelopment, base rental revenues increased $2.8 million or 2.0% for the year ended December 31, 2001 compared to the same period in 2000). The shopping center acquired by the Company in 2000 contributed $0.8 million of additional base rental revenue, the nine shopping centers developed by the Company contributed $7.7 million and the merger of the American Industrial Properties (“AIP”) properties (see Strategic Transactions) contributed $22.0 million. These increases were offset by a $6.4 million decrease from the sale/transfer of nine properties and three Wal-Mart stores in 2000 and 2001.

      At December 31, 2001 the aggregate occupancy of the Company’s wholly-owned shopping centers was 94.5% as compared to 95.2% at December 31, 2000. The average annualized base rent per leased square foot was $8.48 as compared to $8.17 at December 31, 2000. During 2001, same store sales, for those tenants required to report sales (approximately 11.5 million square feet), increased 1.7% to $245 per square foot. At December 31, 2001, the aggregate occupancy of the Company’s joint venture shopping centers was 95.4% as compared to 96.1% at December 31, 2000. The average annualized base rent per leased square foot was $12.75 at December 31, 2001, as compared to $12.35 at December 31, 2000. During 2001, same store sales, for those tenants required to report such information (approximately 3.2 million square feet), increased 3.6% to $273 per square foot.

      Recoveries from tenants for the year ended December 31, 2001 increased $5.3 million or 9.7%, to $59.9 million as compared to $54.6 million in 2000. This increase was primarily related to the Company’s merger with AIP which contributed $3.9 million and an increase in operating and maintenance expenses and real estate taxes primarily associated with the 2001 and 2000 shopping center acquisitions and developments. Recoveries were approximately 84.6% and 88.9% of operating expenses and real estate taxes for the twelve month periods ended December 30, 2001 and 2000, respectively. The decrease in the recovery percentage rate is primarily associated with the consolidation of the industrial and office properties from AIP, which historically have a lower recovery percentage, and an increase in non-recoverable operating expense and bad debt expense as discussed below under the caption Expenses from Operations and slightly lower occupancy levels.

      Ancillary and other property related income for the year ended December 31, 2001 increased $1.0 million, or 53.5%, to $2.9 million as compared to $1.9 million in 2000. This increase was primarily due to the Company pursuing additional ancillary income opportunities. It is anticipated that growth in ancillary revenues, such as advertising and temporary tenants, will continue in 2002 as additional opportunities are pursued.

      Management fee income for the year ended December 31, 2001 increased $4.3 million, or 61.9%, to $11.3 million as compared to $7.0 million in 2000. The increase was primarily associated with the Company assuming property management responsibilities for all of the real estate assets of Burnham Pacific Properties (“Burnham”) in the fourth quarter of 2000 and also its acquisition, through its joint venture with Prudential, of ten retail assets from Burnham in 2000 and 2001. In addition, the Company formed certain joint ventures in 1999 and 2000 associated with certain retail assets under development, which are now operational. The Company is performing property management services for the joint ventures and is receiving fees at market rates for these services.

      Development fee income for the year ended December 31, 2001 increased $0.2 million, or 6.8%, to $2.8 million as compared to $2.6 million in 2000. This increase is attributable to the substantial completion of certain joint venture development projects in 2001. The Company is currently involved with joint venture development projects in Long Beach, CA; Coon Rapids MN and Littleton, CO. The Company will continue to pursue additional development joint ventures as opportunities present themselves.

      Interest income for the year ended December 31, 2001, increased $2.1 million, or 48.3%, to $6.4 million as compared to $4.3 million in 2000. This increase was primarily associated with interest earned on advances to certain joint ventures and interest earned on escrowed funds.

      Other income for the year ended December 31, 2001 decreased $2.9 million, or 32.4%, to $6.2 million as compared to $9.1 million in 2000. This change reflects a decrease in lease termination and bankruptcy settlement revenues.

     Expenses from Operations

      Rental operating and maintenance expenses for the year ended December 31, 2001 increased $6.0 million, or 21.3%, to $34.4 million as compared to $28.4 million in 2000. An increase of $1.5 million was attributable to the ten shopping centers acquired and developed in 2001 and 2000, $4.4 million was attributable to the merger of the AIP properties and $1.0 million was primarily attributable to nonrecoverable operating expenses including an increase in the Company’s provisions for bad debt expense of approximately $1.0 million and various maintenance items in the Core Portfolio Properties. These increases were offset by a decrease of $0.9 million relating to the sale/transfer of nine properties and three Wal-Mart stores in 2000 and 2001.

      Real estate taxes increased $3.4 million, or 10.2%, to $36.5 million for the year ended December 31, 2001 as compared to $33.1 million in 2000. An increase of $1.7 million related to the ten shopping centers acquired and developed in 2001 and 2000 and $2.9 million related to the merger of the AIP properties. These increases were offset by a decrease of approximately $0.9 million due to the sale/transfer of nine properties and three Wal-Mart stores in 2000 and 2001 and the remaining $0.3 million decrease is primarily associated with the Core Portfolio Properties.

      General and administrative expenses increased $4.0 million, or 19.2%, to $24.4 million for the year ended December 31, 2001 as compared to $20.4 million in 2000. Total general and administrative expenses were approximately 4.3% of total revenues, including revenues of joint ventures, for the years ended December 31, 2001 and 2000.

      The increase in general and administrative expenses is attributable to the growth of the Company primarily related to shopping center acquisitions, expansions and developments and the opening of a west coast office in conjunction with the Company’s increased ownership of assets on the west coast and property management services provided to Burnham in the fourth quarter of 2000. The Company continues to expense all internal leasing salaries, legal salaries and related costs associated with the leasing and re-leasing of existing space. In addition, the Company capitalized certain construction administration costs of $3.3 million and $3.2 million in 2001 and 2000, respectively.

      Interest expense, increased $4.8 million, or 6.3%, to $81.0 million for the year ended December 31, 2001 as compared to $76.2 million in 2000. The overall increase in interest expense was primarily related to the acquisition and development of ten shopping centers during 2001 and 2000 and the debt assumed in conjunction with the Company’s merger with AIP. The weighted average debt outstanding and related weighted average interest rate during 2001 was approximately $1.3 billion and 7.1%, respectively, as compared to approximately $1.2 billion and 8.0%, respectively, during 2000. Interest costs capitalized, in connection with development, expansion projects and development joint venture interests, were $12.9 million for the year ended December 31, 2001 as compared to $18.2 million in 2000. The decrease in capitalized interest is attributable to a decrease in interest rates, as discussed above, and a reduction in costs of projects under development.

      An impairment charge of $2.9 million was recorded during the third quarter of 2001. During the second quarter of 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company’s claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. In the third quarter, the tenant completed its sale of inventory and auction of its real estate. The Company has not yet been informed of the tenant’s formal plan of liquidation. However, the Company believes, based on (i) lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) lack of positive information disseminated from the tenant that would indicate recoverability of certain recorded amounts, that a provision of $2.9 million was required. The $2.9 million provision was reflected as an impairment charge within the consolidated statement of operations.

      Depreciation and amortization expense increased $10.3 million, or 19.2%, to $63.7 million for the year ended December 31, 2001 as compared to $53.4 million in 2000. An increase of $2.5 million is related to the ten shopping centers acquired and developed in 2001 and 2000, $4.5 million is related to the merger of the AIP properties and $4.6 million is related to the Core Portfolio Properties. The increase in depreciation at the Core Portfolio Properties is primarily related to expansion and redevelopments, including related changes in estimated useful lives associated with the costs incurred for certain assets under redevelopment. These increases are offset by a decrease of approximately $1.3 million, relating to the sale/transfer of nine properties and three Wal-Mart stores in 2000 and 2001.

 Other

      Equity in net income of joint ventures decreased $0.1 million, or 0.4%, to $17.0 million in 2001 as compared to $17.1 million in 2000. An increase of $1.5 million is primarily related to the joint venture formed in 2000 to acquire 10 shopping centers from Burnham and certain development joint ventures becoming operational. This increase was offset by a decrease of $0.5 million relating to the Company’s sale of 60% of its half interest in the Community Center Joint Venture in February 2000. In addition, the sale of eight former Best Products sites in 2001 and 2000 also contributed to a decrease of approximately $0.7 million. The remaining decrease of $0.4 million primarily relates to joint ventures which included HomePlace and Pharmor as tenants and accordingly the income of these joint ventures was reduced pending re-leasing of the vacant space.

      Equity in net income of minority equity investment decreased $4.7 million, or 75.1%, to $1.5 million for the year ended December 31, 2001, as compared to $6.2 million for the same period in 2000. This decrease is due to the sale of 31 of AIP’s assets and the subsequent merger of the remaining assets into DDR. See discussion below under “Strategic Transactions”.

      Minority interests expense increased $1.9 million, or 9.7%, to $21.5 million for the year ended December 31, 2001 as compared to $19.6 million in 2000. This expense represents the income allocation associated with the priority distributions relating to minority equity interests. An increase of $3.8 million relates to the issuance of preferred operating partnership units by the Company’s operating partnerships’ (“Preferred Units”) in May 2000. These Preferred Units may be exchanged, under certain circumstances, into preferred shares of the Company. In addition, an increase of $0.7 million relates to the minority interest associated with an office property assumed in the merger of AIP. This increase was offset by a $2.6 million decrease due to the Company’s acquisition of the minority partners’ ownership interest in eleven properties and consequently retiring approximately 3.6 million operating partnership units (“OP Units”) in July 2000.

      Gain on disposition of real estate and real estate investments aggregated $18.3 million for the year ended December 31, 2001, which relates to the sale of five shopping center properties located in Ahoskie, North Carolina; New Albany (Gahanna), Ohio; Highland Heights, Ohio; Toledo, Ohio and Rapid City, South Dakota, one office property located in San Diego, California and the sale of land.

      Gain on disposition of real estate and investments aggregated $23.4 million for the year ended December 31, 2000. In 2000, the Company sold several properties including shopping centers located in Stone Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada and Wal-Mart stores in Camden, South Carolina and New Bern and Washington, North Carolina and its 50% joint venture interest in a recently developed shopping center in Fenton, Missouri. In addition, the Company sold 60% of its half interest in a joint venture which owns 10 operating shopping centers. In connection with the formation of a joint venture in February 2000, the Company sold one property, received cash and a 50% partnership interest.

Discontinued Operations

      Income from discontinued operations increased $1.1 million to $1.9 million for the year ended December 31, 2001, as compared to $0.8 million in 2000. Discontinued operations includes the activity of five shopping centers, two of which were sold in April 2002, one of which was sold in August 2002, one of which was sold in September 2002 and one of which is considered held for sale. The Company sold four properties in 2002, a 41,000 square foot shopping center located in Huntsville, Alabama; a 74,000 square foot shopping center in Cape Coral, Florida; a 19,000 square foot shopping center in Ocala, Florida and a 9,000 square foot shopping center in St. Louis, Missouri (American Plaza). The fifth property is a 180,000 square foot shopping center in Orlando, Florida which is classified as held for sale at September 30, 2002. The property in Orlando, Florida recognized a $1.3 million lease termination fee in 2001 which accounts for the increase in income from discontinued operations.

     Net Income

      Net income decreased $8.4 million to $92.4 million for the year ended December 31, 2001 as compared to $100.8 million in 2000. The decrease in net income of $8.4 million is primarily attributable to the decrease in gain on sale of real estate and real estate investments of $5.1 million relating to the sale/transfer of nine properties and three Wal-Mart stores in 2000 and 2001 and a $2.9 million impairment charge recorded in 2001. Additionally, a decrease in equity in net income from joint ventures and minority interests aggregating $4.8 million is primarily related to the Company’s merger of the AIP properties. In addition, there were increases in interest expense, depreciation and amortization, and minority interest expense of $4.8 million, $10.3 million and $1.9 million, respectively. These decreases were offset by increases in net operating revenues (total revenues less operating and maintenance expenses, real estate taxes and general and administrative expense) aggregating $21.4 million, of which approximately $6.8 million is related to new leasing, re-tenanting and expansion of the Core Portfolio Properties and the ten shopping centers acquired and developed in 2001 and 2000 offset by a decrease of $4.0 million from the sale of real estate assets and discontinued operations and an increase of approximately $18.1 million is related to the consolidation of AIP’s assets.

Comparison of 2000 to 1999 Results of Operations

Continuing Operations

Revenues from Operations

      Total revenues increased $21.8 million, or 8.3%, to $284.4 million for the year ended December 31, 2000 as compared to $262.6 million in 1999. Base and percentage rents for 2000 increased $12.4 million, or 6.4%, to $204.8 million as compared to $192.4 million in 1999. Approximately $3.1 million of the increase in base and percentage rental income was the result of new leasing, re-tenanting and expansion of the Core Portfolio Properties, an increase of 1.7% over 1999 revenues from Core Portfolio Properties. Without the impact of bankruptcies, primarily associated with Home Quarters, Service Merchandise, Factory Card Outlet and Just For Feet, actual base and percentage revenues would have increased approximately $5.5 million, or 3.3%, as compared to the same period in 1999. The shopping center acquired by the Company in 2000 contributed $0.9 million of additional base and percentage revenue and the nine shopping centers developed by the Company in 1999 and 2000 contributed $9.0 million. These increases were offset by a $0.6 million decrease due to the sale of five properties in 1999 and 2000.

      At December 31, 2000, the aggregate occupancy rate of the Company’s wholly-owned shopping centers stood at 95.2% as compared to 94.1% at December 31, 1999. The average annualized base rent per leased square foot was $8.17 as compared to $7.89 at December 31, 1999. During 2000, same store sales, for those tenants required to report sales (approximately 13.7 million square feet), increased 1.6% to $233 per square foot. At December 31, 2000, the aggregate occupancy of the Company’s joint venture shopping centers was 96.7% as compared to 96.1% at December 31, 1999. The average annualized base rent per leased square foot was $12.35 as compared to $12.62 at December 31, 1999. During 2000, same store sales, for those tenants required to report such information (approximately 5.9 million square feet), increased 4.8% to $244 per square foot.

      Recoveries from tenants for the year ended December 31, 2000 increased $6.7 million, to $54.6 million as compared to $47.9 million in 1999. This increase was directly related to the increase in operating and maintenance expenses and real estate taxes primarily associated with the 2000 and 1999 shopping center acquisitions and developments. Recoveries were approximately 88.9% of operating and maintenance expenses and real estate taxes in 2000 as compared to 90.7% in 1999. The slight decrease is primarily attributed to a lower average occupancy rate in 2000 compared to 1999 and increases in operating expenses and real estate taxes at certain shopping centers.

      Ancillary and other property related income for the year ended December 31, 2000 increased $0.2 million to $1.9 million as compared to $1.7 million in 1999. This increase was primarily due to the Company pursuing additional ancillary income opportunities.

      Management fee income for the year ended December 31, 2000 increased $1.9 million, to $7.0 million as compared to $5.1 million in 1999. This increase was primarily associated with the formation of new joint ventures in 1999 and 2000 for which the Company became the property manager. In addition, in the fourth quarter of 2000, the Company assumed property management responsibilities for all of the real estate assets of Burnham.

      Development fee income for the year ended December 31, 2000 decreased $1.4 million, to $2.6 million as compared to $4.0 million in 1999. This decrease was due to a decrease in the development activities performed directly for third parties.

      Interest income for the year ended December 31, 2000, decreased $2.1 million, to $4.3 million as compared to $6.4 million in 1999. This decrease was primarily associated with the repayment of loans and advances made to certain joint ventures in 1999 and 2000.

      Other income for the year ended December 31, 2000 increased $4.1 million, to $9.1 million as compared to $5.0 million in 1999. This generally reflects an increase in lease termination and bankruptcy settlement revenues aggregating approximately $5.4 million offset by a decrease of approximately $0.7 million relating to commissions and financing fees earned in 1999 from the Company’s joint ventures and a charge of $0.6 million relating to the write-off of abandoned development projects in 2000.

     Expenses from Operations

      Rental operating and maintenance expenses for the year ended December 31, 2000 increased $2.5 million, or 9.6%, to $28.4 million as compared to $25.9 million in 1999. An increase of $1.5 million was attributable to the 10 shopping centers acquired and developed in 2000 and 1999 and $1.5 million was primarily attributable to an increase in various maintenance items in the Core Portfolio Properties, including an increase in the Company’s provision for bad debt expense of approximately $0.2 million. These increases were offset by a decrease of approximately $0.5 million due to the sale of five properties in 1999 and 2000.

      Real estate taxes increased $6.2 million, or 22.9%, to $33.1 million for the year ended December 31, 2000 as compared to $26.9 million in 1999. This increase was primarily attributable to the growth related to the 10 shopping centers acquired and developed in 2000 and 1999 which contributed $1.5 million of the increase and an additional $4.9 million was primarily associated with recently developed and acquired properties included in the Core Portfolio Properties which were not fully assessed in 1999. These increases were offset by a decrease of approximately $0.2 million due to the sale of five properties in 1999 and 2000.

      General and administrative expenses increased $2.6 million, or 15.1%, to $20.4 million for the year ended December 31, 2000 as compared to $17.8 million in 1999. Total general and administrative expenses were approximately 4.3% and 4.1% of total revenues, including revenues of joint ventures, for the years ended December 31, 2000 and 1999, respectively (3.9% in 1999 after excluding a $0.8 million severance charge). In addition, the Company capitalized certain construction administration costs of $3.2 million and $2.5 million in 2000 and 1999, respectively.

      The increase in general and administrative expenses is attributable to the growth of the Company primarily related to shopping center acquisitions, expansions and developments (including those owned through joint ventures), the addition of several new key executives, employee benefits and the opening of a west coast office in conjunction with the Company’s increased ownership of assets on the west coast and property management responsibilities provided to Burnham in the fourth quarter of 2000.

      Interest expense, net of amounts capitalized, increased $8.9 million, or 13.2%, to $76.3 million for the year ended December 31, 2000 as compared to $67.4 million in 1999. The overall increase in interest expense was primarily related to the acquisition and development of 10 shopping centers during 2000 and 1999 and an increase in interest rates. The weighted average debt outstanding and related weighted average interest rate during 2000 was approximately $1.2 billion and 8.0%, respectively, as compared to approximately $1.1 billion and 7.2%, respectively, during 1999. Interest capitalized, in connection with development and expansion projects, was $18.2 million for the year ended December 31, 2000 as compared to $13.5 million in 1999.

      Depreciation and amortization expense increased $4.1 million, or 8.3%, to $53.4 million for the year ended December 31, 2000 as compared to $49.3 million in 1999. The increase was primarily attributable to the 10 shopping centers acquired and developed in 2000 and 1999 which contributed $2.5 million of the increase, an additional $1.6 million increase related to the expansions and improvements associated with the Core Portfolio Properties and approximately $0.3 million related to increased depreciation expense for personal property primarily associated with the relocation of the Company’s headquarters. These increases were offset by a decrease of approximately $0.3 million, relating to the sale of five shopping center properties in 1999 and 2000.

     Other

      Equity in net income of joint ventures decreased $1.9 million, or 10.1%, to $17.1 million in 2000 as compared to $19.0 million in 1999. A decrease of $5.2 million related to the Company’s sale of 60% of its half interest in the Community Centers Joint Venture. In addition, during the fourth quarter of 2000, an equity affiliate of the Company recognized a gain, net of tax, of approximately $1.7 million relating to the sale of five former Best Products locations. This gain was offset by a $1.8 million impairment write-off, net of tax, of an investment in a technology company. These reductions were offset by an increase of $2.0 million which was primarily attributable to the joint ventures formed in 2000 and 1999 and an additional increase of $1.3 million related to various other joint ventures formed prior to 1999.

      Equity in net income of minority equity investment, which relates to the Company’s equity investment in AIP, increased $0.5 million, to $6.2 million for the year ended December 31, 2000, as compared to $5.7 million for the same period in 1999. This increase is primarily attributable to an increase in operating income from the office and industrial properties owned by AIP. This increase was offset by certain basis differentials which resulted in adjustments to depreciation and amortization and, more significantly, to adjustments to gain (loss) on sale of assets. The basis differentials relate to certain adjustments that were made to the Company’s accounts to reflect the fair market value of the assets at the date of the Company’s initial investment in AIP. In addition, the $6.2 million net income from minority equity investment recorded in 2000 included a $4.9 million impairment loss on the then pending sale of 31 properties to Lend Lease which occurred in May 2001 partially offset by a $3.6 million gain from the sale of an office building in the fourth quarter of 2000. Accordingly, the Company’s equity in net income for AIP was adjusted, as discussed above, to reflect these basis differences. As of December 31, 2000, the Company owned approximately 9.7 million shares of AIP which approximated 46.0% of AIP’s total outstanding common shares.

      The expense relating to minority interests increased $7.8 million, to $19.6 million, or 65.9%, for the year ended December 31, 2000 as compared to $11.8 million in 1999. This expense represents the income allocation associated with the priority distributions relating to minority equity interests. An increase of $10.1 million relates to the issuance of Preferred Units by the Company’s operating partnerships’ in September 1999 and May 2000. These Preferred Units may be exchanged, under certain circumstances, into preferred shares of the Company. In addition, a $0.1 million increase related to minority interests in shopping centers. This increase was offset by a $2.4 million decrease due to the Company’s acquisition of the minority partner’s ownership interest in eleven properties and consequently retiring approximately 3.6 million OP Units in July 2000.

      Gain on disposition of real estate and real estate investments aggregated $23.4 million for the year ended December 31, 2000. In 2000, the Company sold several properties including shopping centers located in Stone

Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada and Wal-Mart stores in Camden, South Carolina and New Bern and Washington, North Carolina and its 50% joint venture interest in a recently developed shopping center in Fenton, Missouri. In addition, the Company sold 60% of its half interest in a joint venture which owns 10 operating shopping centers. In connection with the formation of a joint venture in February 2000, the Company sold one property, received cash and a 50% partnership interest.

      The loss on disposition of real estate and real estate investments aggregated $1.7 million for the year ended December 31, 1999. This loss primarily relates to the sale of a shopping center in Pensacola, Florida offset by the sale of four properties.

          Discontinued Operations

      Income from discontinued operations increased $0.1 million, or 3.0%, to $0.8 million for the year ended December 31, 2000, as compared to $0.7 million in 1999. Discontinued operations includes the activity of five shopping centers, two of which were sold in April 2002, one of which was sold in August 2002, one of which was sold in September 2002 and one of which is considered held for sale. The Company sold four properties in 2002, a 41,000 square foot shopping center located in Huntsville, Alabama; a 74,000 square foot shopping center in Cape Coral, Florida; a 19,000 square foot shopping center in Ocala, Florida and a 9,000 square foot shopping center in St. Louis, Missouri (American Plaza). The fifth property is a 180,000 square foot shopping center in Orlando, Florida which is classified as held for sale at September 30, 2002.

          Net Income

      Net income increased $13.4 million to $100.8 million for the year ended December 31, 2000 as compared to $87.4 million in 1999. The increase in net income was primarily attributable to increases in gain on sale of real estate and real estate investments of $25.1 million, increases in net operating revenues (total revenues less operating and maintenance expenses, real estate taxes, and general and administrative expense) aggregating $10.5 million, resulting from new leasing, re-tenanting and expansion of the Core Portfolio Properties and the 10 shopping centers acquired and developed in 2000 and 1999 and an increase in minority equity investment of $0.5 million. These increases were offset by a decrease of $1.9 million related to equity in net income from joint ventures and increases in interest expense, depreciation and amortization, and minority interest expense of $8.9 million, $4.1 million and $7.8 million, respectively.

FUNDS FROM OPERATIONS

      Management believes that Funds From Operations (“FFO”) provides an additional indicator of the financial performance of a Real Estate Investment Trust (“REIT”). FFO is defined generally and calculated by the Company as net income applicable to common shareholders excluding gains (or losses) from sales of depreciable real estate property and securities and extraordinary items, adjusted for certain non-cash items, principally real property depreciation, equity income from its joint ventures and equity income from its minority equity investment and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investment, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner.

      In 2001, FFO was $135.5 million as compared to $129.3 million in 2000 and $138.0 million in 1999. The increase in total FFO in 2001 is principally attributable to increases in revenues from the Core Portfolio Properties, acquisitions and developments and lower interest rates.

      The Company’s calculation of FFO is as follows (in thousands):

	Year Ended December 31,

	2001	2000	1999

Net income applicable to common shareholders (1)	$65,110	$73,571	$60,135
Depreciation and amortization of real estate investments	63,200	52,974	49,137
Equity in net income of joint ventures	(17,010)	(17,072)	(18,993)
Equity in net income of minority equity investment	(1,550)	(6,224)	(5,720)
Joint ventures’ FFO (2)	31,546	30,512	32,316
Minority equity investment FFO (3)	6,448	14,856	12,965
Minority interest (OP Units)	1,531	4,126	6,541
(Gain) loss on disposition of real estate and real estate investments	(16,688)	(23,440)	1,664
Impairment charge (4)	2,895	—	—

	$135,482	$129,303	$138,045

(1)	Includes straight-line rental revenues, which approximated $4.6 million in 2001 and 2000, and $4.1 million in 1999 (including discontinued operations).

(2)	Joint ventures FFO is summarized as follows (in thousands):

	Year Ended December 31,

	2001	2000	1999

Net income (a)	$51,289	$41,545	$38,045
Depreciation and amortization of real estate investments	35,676	27,270	22,948
Loss (gain) on disposition of real estate and real estate investments (b)	97	86	(344)

	$87,062	$68,901	$60,649

DDRC ownership interests	$31,546	$30,512	$32,316

(a)	Includes straight-line rental revenue of approximately $4.6 million in 2001 and 2000, and $4.2 million in 1999. The Company’s proportionate share of straight-line rental revenues was $1.5 million, $1.9 million and $2.1 million in 2001, 2000 and 1999, respectively. These amounts include discontinued operations.

(b)	During the fourth quarter of 2000, an equity affiliate of the Company recognized a gain, net of tax, of approximately $1.7 million relating to the sale of five former Best Products locations. This gain was offset by a $1.8 million write-off, net of tax, of an investment in a technology company.

(3)	FFO for the year ended December 31, 2001 includes an add back of approximately $3.2 million relating to the Company’s proportionate share of loss on sale, including certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with DDR.

(4)	During the second quarter of 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, including equity securities received through the tenant’s prior bankruptcy, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company’s claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. In the third quarter, the tenant completed its sale of inventory and auction of its real estate. The Company has not yet been informed of the tenant’s formal plan of liquidation. However, the Company believes that based on (i) lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) lack of positive information disseminated from the tenant that would indicate recoverability of certain recorded amounts, a provision of $2.9 million would be recorded and reflected as an impairment charge within the statement of operations.

Acquisitions, Developments and Expansions

      During the three-year period ended December 31, 2001, the Company and its joint ventures expended $708 million, net, to acquire, develop, expand, improve and re-tenant its properties as follows (in millions):

	2001		2000		1999

Company:
Acquisitions	$289.3	(1)	$81.1	(2)	$78.3	(5)
Completed expansions	13.7		13.6		43.3
Developments and construction in progress	72.9		81.2		75.6
Tenant improvements and building renovations	6.1		6.3		6.6
Furniture and fixtures and equipment	2.5		0.4		5.3

	384.5		182.6		209.1
Less real estate sales and property contributed to joint ventures	(52.7)		(89.1)		(37.6)

Company total	331.8		93.5		171.5

Joint Ventures:
Acquisitions/ Contributions	213.1		91.2	(3)	96.5	(6)
Completed expansions	2.3		6.2		3.3
Developments and construction in progress	103.7		114.7		169.0
Tenant improvements and building renovations	4.9		1.9		1.5
Minority equity investment in AIP	(135.0	)(1)	(2.2)		42.2

	189.0		211.8		312.5
Less real estate sales	(16.9)		(115.9	)(2)	(26.5	)(5)

Joint ventures total	172.1		95.9		286.0

	503.9		189.4		457.5

Less proportionate joint venture share owned by others	(233.2)		(101.7)		(107.9)

Total DDR net additions	$270.7		$87.7	(4)	$349.6

(1)	The balance reflects the consolidation of the AIP assets in May, 2001.

(2)	Includes transfers to the Company in the aggregate amount of $76.7 million relating to the Nassau Pavilion development project, two former DDR OliverMcMillan projects and Phase II of the Salisbury, MD development project. All of which were previously held through joint venture interests.

(3)	Includes transfers from the Company to joint ventures in the aggregate amount of $39.6 million relating to the development project in San Antonio, TX, a transfer of the Phoenix, AZ property and the outparcel land at Round Rock, TX.

(4)	Does not include the Company’s sale of 60% of its half interest in the Community Center Joint Venture for approximately $163 million, as this transaction did not affect the change in assets at the joint venture level.

(5)	Includes a transfer of the Everett, MA development project to the Company and Salem, NH to an equity affiliate of the Company.

(6)	Includes a transfer of $20.4 million from the Company relating to the development project in Coon Rapids, MN and the transfer of the 13 remaining Best Products sites from the Retail Value Fund, which had an aggregate cost basis of $43.9 million at December 31, 1999.

2001 Activity

     Expansions:

      For the year ended December 31, 2001, the Company completed the expansion and redevelopment of seven shopping centers at an aggregate cost of $13.7 million. The completed expansions/redevelopments include shopping centers located in Fayetteville, AR; Crystal River, FL; Highland, IN; North Canton, OH; Durham, NC; Wilmington, NC; and North Charleston, SC. The Company is currently expanding/redeveloping five shopping centers located in Denver, CO; Lebanon, OH; North Olmsted, OH; Detroit, MI and St. Louis, MO at an aggregate projected cost of approximately $4.2 million. The Company is also scheduled to commence two additional expansion/redevelopment projects in North Little Rock, AR and Taylorsville, UT.

      For the year ended December 31, 2001, the Company’s joint ventures completed the expansion and redevelopment of three shopping centers at an aggregate cost of $2.3 million. The completed expansions/redevelopments include shopping centers located in Phoenix, AZ; Eagan, MN and Portland, OR. The Company’s joint ventures are currently expanding/redeveloping four shopping centers located in Atlanta, GA; Marietta, GA; Schaumburg, IL and Maple Grove, MN. An additional expansion at the North Canton, Ohio shopping center is also scheduled to commence construction.

     Acquisitions:

      In 2000, the Company announced it intended to acquire several west coast retail properties from Burnham through a joint venture with Prudential Real Estate Investors (“PREI”) and Coventry Real Estate Partners (“Coventry”) (which is 79% indirectly owned by the Company). The joint venture was funded as follows: 1% by Coventry, 20% by DDR, and 79% by Prudential. These properties were not part of Burnham’s liquidation portfolio. This purchase agreement with Burnham was entered into before Burnham’s shareholders approved its plan of liquidation. As of December 31, 2001, ten properties have been acquired at an aggregate cost of approximately $264 million. The Company earns fees for managing and leasing the properties, all of which are located in western states.

      The Company and Coventry also were selected to serve as Burnham’s liquidation agent pursuant to Burnham’s plan of liquidation. The liquidation portfolio originally included 42 properties aggregating 5.4 million square feet. The Company is providing property asset management services for this portfolio and receiving property asset management, leasing and development fees for its services at market rates. As of February 28, 2002, nine properties remain under management.

Development (Consolidated):

      The consolidated development projects are as follows:

•	A 577,000 square foot shopping center in Meridian, Idaho (a suburb of Boise). The 412,000 square foot Phase I of this center was substantially completed in 2000 and is anchored by a Wal-Mart Supercenter (not owned by the Company), Shopko, Shepler’s, Bed, Bath & Beyond, Office Depot, Old Navy, and Sportman’s Warehouse. Ross Dress for Less, additional retail tenants and several restaurants opened throughout 2001. Construction of Phase II is scheduled to commence in 2002, with completion scheduled for 2003.

•	A 622,000 square foot shopping center in Everett, Massachusetts was substantially completed in 2001. The center is anchored by Target (not owned by the Company), Home Depot, Bed, Bath & Beyond, OfficeMax and PetsMart (all of which were open as of March 31, 2001). In addition, Old Navy, Michael’s, Pier One Imports, Famous Footwear, Chuck E Cheese and Dress Barn opened during the balance of 2001.

•	A 157,000 square foot shopping center in Kildeer, Illinois, which is located adjacent to the Company’s joint venture shopping center located in Deer Park, Illinois. The Kildeer project had its grand opening in November 2001, which included the following tenants: Bed, Bath & Beyond, Circuit City, Cost Plus World Market, Old Navy and miscellaneous shops.

•	A 460,000 square foot shopping center in Princeton, New Jersey adjacent to the Company’s existing center, which includes the following tenants: Kohl’s, Wegman’s, Michael’s, Target (not owned by the Company) and Dick’s. All of these tenants opened during 1999 and 2000. The project also includes 55,000 square feet of additional retail space, which was substantially completed in 2001.

•	The Company intends to break ground during 2002 on two shopping center developments located in Riverdale, Utah and Long Beach, California.

•	The Company intends to commence construction during 2002 on the central quadrant of the Coon Rapids, Minnesota, Riverdale Village Shopping Center. This development will create an additional 278,000 square feet of retail space.

Development (Joint Ventures):

      The Company has joint venture development agreements for eight shopping center projects. These eight projects have an aggregate projected cost of approximately $350.2 million. Five of the projects were substantially completed in 2001; the three remaining projects are currently scheduled for completion during 2002.

      The Company is currently financing five of these projects through the PREI/ DDR Retail Value Fund. This fund, which is owned 74.25% by PREI, 24.75% by the Company and 1% by Coventry, invests in retail properties within the United States that are in need of substantial retenanting and market repositioning and may also make equity and debt investments in companies owning or managing retail properties, as well as third party development projects that provide significant growth opportunities. These projects are located in Long Beach, CA (CityPlace); Plainville, CT; Deer Park, IL; Round Rock, TX and San Antonio, TX. Construction has been substantially completed and the centers are open for business at the Deer Park, IL; Plainville, CT; Round Rock, TX and San Antonio, TX locations. The remaining three projects are located in Littleton, CO; Coon Rapids, MN and St. Louis, MO.

Dispositions:

      The Company will selectively dispose of low growth assets and re-deploy the sales proceeds into new real estate opportunities at higher returns and/or to repay debt. For the year ended December 31, 2001, the Company sold certain real estate assets and received aggregate proceeds of approximately $65.2 million. In January 2001, the Company sold a 190,000 square foot shopping center in Ahoskie, North Carolina for a purchase price of approximately $8.3 million. In April 2001, the Company sold a 35,500 square foot shopping center in Rapid City, South Dakota for approximately $2.4 million. In June 2001, the Company sold a 250,000 square foot shopping center in Highland Heights, Ohio for approximately $27.5 million. In July 2001, the Company sold a 190,000 square foot shopping center in Toledo, Ohio (Airport Square) for approximately $14.8 million. In October 2001, the Company sold a 13,000 square foot shopping center in Zanesville, Ohio for approximately $1.2 million. In December 2001, the Company sold a 30,000 square foot shopping center in Gahanna (New Albany), Ohio for approximately $4.2 million and an office building in San Diego, California for approximately $6.8 million. In addition, during the fourth quarter of 2001, the Company also received proceeds of approximately $8.2 million relating to land sales. Proceeds from the above sales were used to repay amounts outstanding on the Company’s revolving credit facilities.

      For the year ended December 31, 2001, the Company’s joint ventures sold certain real estate assets and received aggregate proceeds of approximately $11 million of which the Company received approximately $7 million realized through loan repayments from the joint ventures. In June 2001, a former Best Products location was sold in El Paso, Texas for approximately $1.9 million and a land parcel in San Diego was sold for approximately $3.0 million. In August 2001, a former Best Products location was sold in Lawrenceville, New Jersey for approximately $3.8 million. In October 2001, a former Best Products location was sold in Dayton, Ohio for approximately $1.8 million. Proceeds from these sales were used to repay amounts outstanding on the Company’s revolving credit facilities.

Strategic Transactions:

      The Company completed its previously announced merger with AIP following AIP shareholders’ approval of the plan of merger on May 14, 2001. AIP’s shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. (“Lend Lease”) for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

      Under the merger agreement, all common shareholders’ interests, other than DDR’s, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including

DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

      The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provided DDR with complete ownership of AIP’s 39 remaining properties after the sale to Lend Lease. This portfolio was comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR intends to operate the assets as part of its portfolio and at the same time pursue opportunities to sell some or all of the industrial and office assets through an orderly strategic disposition program. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company’s financial statements. Prior to the merger and since 1999, the Company owned a 46% common stock interest which was accounted for under the equity method of accounting. The Company’s effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

2000 Activity

      In April 2000, the Company purchased a 199,000 square foot shopping center in Brentwood, Tennessee for approximately $22.6 million. In December 2000, the Company purchased two properties from Burnham in which the Company’s 20% ownership interest aggregated $9.7 million.

      In 2000, the Company and its joint ventures completed ten expansion projects at an aggregate cost of $13.6 million and $6.2 million, for wholly-owned projects and joint venture projects, respectively. During 2000, the Company completed construction of a 186,000 square foot shopping center in Oviedo, Florida and Phase II of a 268,000 square foot shopping center in Toledo, Ohio.

      During 2000, the Company sold real estate assets or joint venture interests therein with an aggregate value of approximately $250 million. In December 2000, the Company sold to Wal-Mart its occupied space in the New Bern and Washington, North Carolina shopping centers for an aggregate sales price of approximately $20.7 million. In addition, the Company sold its 50% interest in a joint venture property located in Fenton, Missouri for approximately $14.3 million. An equity affiliate of the Company, DD Development Company, Inc., sold five of the remaining twelve sites formerly occupied by Best Products for approximately $25.1 million.

      In the third quarter of 2000, the Company sold a 15,000 square foot shopping center in Florence, Kentucky for a purchase price of approximately $1.7 million and 12,500 square feet of a 62,000 square foot shopping center located in Las Vegas, Nevada for approximately $2.3 million. In addition, the Company sold to Wal-Mart its occupied space in the Company’s Camden, South Carolina shopping center for a purchase price of approximately $11.6 million. In February 2000, the Company sold a shopping center in Stone Mountain, Georgia, a suburb of Atlanta, for approximately $1.8 million.

      In February 2000, the Company entered into an agreement to sell 60% of its half interest in the Community Centers Joint Venture to DRA Advisors, Inc. (“DRA”) at a price of approximately $163 million comprised of cash of approximately $66 million and debt assumed of $97 million. Subsequent to this transaction, the Company’s ownership in the joint venture is effectively 20% with funds advised by DRA owning 80%. The Company continues to be responsible for the day-to-day management of the shopping centers and receives fees for such services.

      In February 2000, the Company formed a joint venture with DRA whereby the Company contributed a wholly-owned property in Phoenix, Arizona valued at approximately $26.7 million and related mortgage debt of $18.0 million and, in exchange, received a 50% equity ownership interest in the joint venture and cash proceeds of approximately $4.3 million. The Company continues to manage and operate the shopping center and receives fees for such services.

      Proceeds from the above sales in 2000 were used to repay amounts outstanding on the Company’s revolving credit facility, repurchase 4.7 million common shares in open market transactions and to fund the Company’s investment relating to the Burnham acquisition.

      In December 2000, an equity affiliate of the Company terminated its entity level investment with DDR OliverMcMillan. In settlement of advances to DDR OliverMcMillan, the Company, through its equity affiliate, received two operating properties, one of which is located in Reno, Nevada and the other located in Oceanside, California; a development project in Long Beach, California; residual land located in San Diego, California and notes receivable, secured by real estate transferred to OliverMcMillan. The aggregate value associated with these assets was approximately $37 million. The Oceanside, California and Reno, Nevada property and certain notes receivable aggregating $18 million were transferred/assigned from the equity affiliate to the Company in 2000.

1999 Activity

      In July 1999, the Company acquired Deer Valley Towne Center, a 198,000 square foot shopping center in Phoenix, Arizona, for an aggregate purchase price of $25.8 million. The Company transferred this property in February 2000 to a 50% owned joint venture with DRA. In November 1999, the Company acquired, through a 50% owned joint venture, the fourth phase of a shopping center in Phoenix, Arizona which aggregated 125,000 square feet. The total purchase price for the fourth phase of this center aggregated approximately $15.6 million. In April 1999, the Company acquired a 50% interest in a 206,000 square foot shopping center in St. Louis, Missouri. The joint venture’s aggregate purchase price was $16.6 million and included the assumption of debt aggregating $13.0 million. In 1999, the Company acquired 3.8 million additional common shares of AIP for approximately $57.3 million. At December 31, 1999, the Company’s ownership in AIP approximated 46% of the total outstanding shares of AIP.

      In June 1999, DD Development Company, Inc. acquired PREI’s limited partnership interest in a joint venture, Hendon/ DDR/ BP, LLC, which owned 15 sites formerly occupied by Best Products at a cost of approximately $29.7 million. As a result, the Company’s aggregate investment in the joint venture increased to approximately $36 million. In addition, in June 1999, Hendon/ DDR/ BP, LLC entered into a $25 million mortgage with a financial institution secured by the leased sites. The net financing proceeds were used to repay advances made by the Company to the joint venture.

      During 1999, the Company, on a wholly-owned basis and through certain joint ventures, completed fourteen expansion projects at an aggregate cost of $46.6 million. The Company completed construction of a 185,000 square foot shopping center in Solon, Ohio; a 200,000 square foot Phase II development of its shopping center in Erie, Pennsylvania; Phase I of the 282,000 square foot shopping center in Toledo, Ohio; Phase I of the 185,000 square foot shopping center in Oviedo, Florida and a 170,000 square foot Phase II development in Macedonia, Ohio. The Company through certain joint ventures completed construction of a 170,278 square foot shopping center in Salem, New Hampshire; Phase I of a 310,475 square foot shopping center in Salisbury, Maryland, which was acquired by the Company in 1999, and Phase I of a 569,340 square foot shopping center in Plainville, Connecticut.

OFF BALANCE SHEET ARRANGEMENTS

      The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures. The Company has investments in operating properties, development properties, a management and development company and the two Taxable REIT Subsidiaries. Such arrangements are generally with institutional investors and various developers located throughout the United States.

      In connection with the development of shopping centers owned by certain of these affiliates, the Company and/or its equity affiliates has agreed to fund the required capital associated with approved development projects aggregating approximately $83.2 million. These obligations, comprised principally of construction contracts, are generally due in twelve to eighteen months and are expected to be financed through new or existing construction loans.

      The Company has provided disproportionate funding, typically in the form of loans, to certain unconsolidated entities in the amount of $34.5 million. These entities are current on all debt service owing to DDR.

      The Company is involved with overseeing the development activities for several of its joint ventures that are constructing, redeveloping or expanding shopping centers. The Company earns a fee for its services commensurate with the level of oversight provided. The Company generally provides a completion guarantee to the third party lending institution(s) providing construction financing.

      The Company’s joint ventures have aggregate outstanding indebtedness to third parties of approximately $1.2 billion and $942.5 million at December 31, 2001 and 2000, of which the Company’s proportionate share was $401.1 million and $322.8 million, respectively. Such mortgages and construction loans are generally non-recourse to the Company and it partners. Certain mortgages may have recourse to its partners in certain limited situations such as misuse of funds and material misrepresentations.

      Certain of the Company’s joint venture arrangements provide that the Company’s partner can convert its interest in the joint venture into shares of DDR’s common stock. The number of shares DDR would be required to issue would be dependent upon the then fair value of the partner’s interest in the joint venture divided by the then fair value of DDR’s common stock. The Company can elect to substitute cash for common shares. At December 31, 2001, assuming such conversion options were exercised, and shares were issued, an additional $306.8 million of mortgage indebtedness relating to the joint ventures which contain these provisions would be recorded in the Company’s balance sheet. However, it is the Company’s intention to settle such conversions in cash. As a result, the Company’s debt balance would increase by both the existing debt relating to these joint ventures, as previously referred to, as well as potential additional debt which would be incurred to finance the purchase of the equity of the other partner. The Company does not anticipate that its joint venture partners will exercise their rights pursuant to the aforementioned conversion rights as these institutional investors typically do not invest in equity securities.

FINANCING ACTIVITIES

      The acquisitions, developments and expansions were generally financed through cash provided from operating activities, revolving credit facilities, mortgages assumed, construction loans, unsecured public debt, common equity offerings, joint venture capital, Preferred Units, OP Units and asset sales. Total debt outstanding at December 31, 2001 was approximately $1.3 billion as compared to approximately $1.2 billion and $1.1 billion at December 31, 2000 and 1999, respectively. In 2001, the increase in the Company’s outstanding debt is due primarily to the merger of the AIP properties and the funding of acquisition, development and expansion activity offset by asset sales and the issuance of 3.2 million common shares in December 2001.

      In January 2001, the Company entered into a $100 million, two year swap agreement, converting a portion of the variable rate debt on the Company’s primary unsecured credit facility to a fixed rate of approximately 6.3%.

      In April 2001, the Company entered into a 10 year, $156 million, financing agreement secured by five properties with a fixed coupon interest rate of approximately 6.9%. Proceeds were effectively used to repay amounts outstanding on the Company’s revolving credit facilities and to repay an $8.1 million mortgage scheduled to mature in July 2001.

      In December 2001, the Company completed a 3.2 million registered common share offering. Net proceeds of approximately $57.9 million were used to repay amounts outstanding under the Company revolving credit facilities.

      A summary of the aggregate gross proceeds raised through the issuance of common shares, construction loans, a term loan, Preferred Units and OP Units (units are issued by the Company’s partnerships) issued as consideration for the purchase of real estate assets aggregating $513.2 million during the three-year period ended December 31, is as follows (in millions):

	2001	2000	1999

Equity:
Common shares	$58.7	$—	$—
Operating partnership units	—	—	2.7
Preferred partnership units	—	105.0	75.0

Total equity	58.7	105.0	77.7
Debt:
Secured loans	201.3	40.1	8.3
Unsecured term loan	22.1	—	—

Total debt	223.4	40.1	8.3

	$282.1	$145.1	$86.0

      During the year ended December 31, 2001, the Company also assumed mortgage debt in conjunction with the merger of AIP aggregating $147.6 million.

      In February 2002, the Company completed a 1.7 million registered common share offering. Net proceeds of approximately $33.2 million were used to repay amounts outstanding under the Company’s revolving credit facilities.

      The Company filed a registration statement on Form S-11, which was declared effective on February 25, 2002, to register 2.8 million common shares to be issued in connection with a Purchase and Sale Agreement among the Company and Burnham, Burnham Pacific Operating Partnership, L.P., and BPP/ Van Ness, L.P. Under the terms of the purchase agreement, the Company acquired one real property asset and all of Burnham’s direct and indirect partnership and membership interests in another real property asset in exchange for $64.5 million, consisting of at least $15.1 million in cash and, at the Company’s option, some or all of the 2.8 million common shares offered pursuant to the registration statement on the aforementioned Form S-11 or additional cash. One property is located in downtown San Francisco, California, which is an eight-story building with over 123,000 square feet of leasable space and had been designated as a National Historic Landmark. The second property is located in a suburb of San Francisco, California, and contains over 245,000 square feet of leasable space. This transaction closed February 28, 2002, and the Company issued approximately 2.5 million common shares in connection with the transaction valued at $49.2 million.

LIQUIDITY AND CAPITAL RESOURCES

      The Company anticipates that cash flow from operating activities will continue to provide adequate capital for all interest and principal payments on outstanding indebtedness, recurring tenant improvements, as well as dividend payments in accordance with REIT requirements and that cash on hand, borrowings under its existing revolving credit facilities, as well as other debt and equity alternatives, including the issuance of common shares, OP Units and joint venture capital, will provide the necessary capital to achieve continued growth. The increase in cash flow from operating activities in 2001 as compared to 2000 was primarily attributable to shopping center acquisitions and developments completed in 2001 and 2000, new leasing, expansion and re-tenanting of the Core Portfolio Properties, decreased interest rates and distributions from the Company’s minority equity investment, prior to the AIP merger.

      The Company’s cash flow activities are summarized as follows (in thousands):

	Year ended December 31,

	2001	2000	1999

Cash flow from operating activities	$174,326	$146,272	$152,930
Cash flow from investing activities	(37,982)	(20,579)	(209,708)
Cash flow from financing activities	(121,518)	(127,442)	60,510

      The Company satisfied its REIT requirement of distributing at least 90% of ordinary taxable income with declared common and preferred share dividends of $110.5 million in 2001 as compared to $107.4 million and $112.5 million in 2000 and 1999, respectively. Accordingly, federal income taxes were not incurred at the corporate level. The Company’s common share dividend payout ratio for the year approximated 62.5% of its 2001 FFO as compared to 65.2% and 66.5% in 2000 and 1999, respectively.

      In December 1999, the REIT Modernization Act (“RMA”) was passed by the federal government. The RMA, which was effective on January 1, 2001, allows REITs to own a Taxable REIT Subsidiary (“TRS”) which can provide certain services to a REIT’s tenants without disqualifying the rents that a REIT receives from those tenants and also permits the REIT to increase fee related revenues. In addition, the RMA lowers the distribution requirements for a REIT from 95% to 90% of its ordinary taxable income. TRS status was elected during the first quarter of 2001 for its two existing taxable non-voting equity investments.

      The Company’s Board of Directors approved an intention to increase in the 2002 quarterly dividend per common share to $0.38 from $0.37 in February 2002. It is anticipated that the new dividend level will continue to result in a conservative payout ratio. A low payout ratio enables the Company to retain more capital which will be utilized towards attractive investment opportunities in the development, acquisition and expansion of portfolio properties or for debt repayment.

CAPITALIZATION

      At December 31, 2001, the Company’s capitalization consisted of $1.3 billion of debt (excluding the Company’s proportionate share of joint venture mortgage debt aggregating $401.1 million as compared to $322.8 million in 2000), $518.8 million of preferred stock and Preferred Units and $1,155.4 million of market equity (market equity is defined as common shares and OP Units outstanding multiplied by the closing price of the common shares on the New York Stock Exchange at December 31, 2001 of $19.10) resulting in a debt to total market capitalization ratio of .44 to 1.0 as compared to the ratios of .49 to 1.0 and .48 to 1.0 at December 31, 2000 and 1999, respectively. At December 31, 2001, the Company’s total debt consisted of $974.1 million of fixed rate debt, including $200 million of variable rate debt which has been effectively swapped to a weighted average fixed rate of approximately 6.96%, and $334.2 million of variable rate debt.

      It is management’s intention that the Company have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financings or joint venture capital in a manner consistent with its intention to operate with a conservative debt capitalization policy and maintain its investment grade ratings with Moody’s Investor Services (Baa3, stable outlook) and Standard and Poor’s (BBB negative outlook). As of December 31, 2001, the Company had a shelf registration statement with the Securities and Exchange Commission under which $691.3 million of debt securities, preferred shares or common shares may be issued. After taking into account the 2002 transactions discussed above, the Company has $656.3 million remaining on its shelf registration statement.

      The Company’s credit facilities and the indentures under which the Company’s senior and subordinated unsecured indebtedness is, or may be issued, contain certain financial and operating covenants, including, among other things, debt service coverage and fixed charge coverage ratios, as well as limitations on the Company’s ability to incur secured and unsecured indebtedness, sell all or substantially all of the Company’s assets and engage in mergers and consolidations and certain acquisitions. Although the Company intends to operate in compliance with these covenants, if the Company was to violate those covenants the Company may be subject to higher finance costs and fees. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on the Company’s financial condition and results of operations.

      In addition to the shelf registration statement described above, as of December 31, 2001, the Company had $203 million available under its $605 million revolving credit facilities. As of December 31, 2001, the Company also had 124 operating properties generating $192.4 million, or 59.7%, of the total revenue of the Company for the year ended December 31, 2001 which were unencumbered, thereby providing a potential collateral base for future borrowings.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

      The Company had debt obligations relating to its revolving credit facilities, term loan, fixed rate senior notes and mortgages payable with maturities ranging from 1 to 26 years. In addition, the Company has non-cancelable operating leases, principally for office space and ground leases. These obligations are summarized as follows for the subsequent five years ending December 31 (in thousands):

		Operating
Year	Debt	Leases

2002	$157,641	$2,021
2003	479,318	1,994
2004	71,613	1,986
2005	7,881	2,195
2006	28,740	2,164
Thereafter	563,108	19,089

	$1,308,301	$29,449

      The debt maturities in 2002 will be refinanced through operating cash flow, revolving credit facilities, asset sales and new debt financings. It is anticipated that project loans of approximately $81.9 million and the $30 million revolving credit facility with National City Bank will be extended and/or refinanced on similar terms. It is anticipated that mortgage loans aggregating $15.7 million and senior notes of $28 million will be repaid from operating cash flow and revolving credit facilities.

      The 2003 maturities include $376 million of revolving credit debt. This revolving credit facility is expected to be extended for an additional two year period during the second quarter of 2002. Mortgage loans of approximately $21.5 million and senior notes of $25 million are expected to be repaid from operating cash flow, revolving credit facilities and/or other unsecured debt or equity financings. Construction loans and term loans aggregating $50.5 million are expected to be refinanced or extended on similar terms.

      No assurance can be provided that the aforementioned maturities will be refinanced as anticipated.

      In conjunction with the development of shopping centers, the Company has entered into commitments for its wholly owned properties of $8.3 million. These obligations, comprised principally of construction contracts, are generally due in twelve to eighteen months and are expected to be financed through new or existing construction loans.

      In 1998, the Company guaranteed a five-year personal loan program aggregating $15 million for certain of the Company’s current and former executives to purchase 974,663 common shares of the Company.

      See discussion of commitments relating to the Company’s joint ventures and other unconsolidated arrangements in “Off Balance Sheet Arrangements” within this item 7.

INFLATION

      Substantially all of the Company’s long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants’ gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses are often related to increases in the consumer price index or similar inflation indices. Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the Company’s leases are for terms of less than ten years, which permits the Company to seek increased rents upon renewal at market rates.

ECONOMIC CONDITIONS

      Historically, real estate has been subject to a wide range of cyclical economic conditions which affect various real estate markets and geographic regions with differing intensities and at different times. In 2001, many regions of the United States experienced varying degrees of economic recession. A continuation of the economic recession, or further adverse changes in general or local economic conditions could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract or retain tenants. The Company’s shopping centers are typically anchored by one or more discount department stores (Wal-Mart, Kmart, Target), off price department stores (Kohl’s, TJ Maxx/ Marshalls), home improvement stores (Home Depot, Lowes) and supermarkets which generally offer day-to-day necessities, rather than high-priced luxury items. Since these merchants typically perform better in an economic recession than those who market high priced luxury items, the percentage rents received by the Company have remained relatively stable. In addition, the Company seeks to reduce its operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

      As indicated above, many regions experienced varying degrees of economic recession and the tragic events of September 11, 2001 accelerated certain recessionary trends. The Company believes, however, that these tragic events did not have a material effect on the Company’s portfolio due to the quality of the real estate and the strength of the tenant mix. During 2001, several value-oriented retailers consistently posted positive same store sales results. This reflected consumers’ pronounced shift toward discount and value-oriented retailers rather than traditional department stores and enclosed mall specialty retailers, which continued to display weakening sales trends. According to Merrill Lynch (Retail Real Estate Same Store Monitor, January 20, 2002), community center retailers posted same store sales increases ranging from 5.4% to 7.0% during the December 2001 holiday shopping season. In contrast, enclosed mall anchors displayed same store sales decreases of 2.4% and enclosed mall specialty retailers’ same store sales fell 5.1%. Merrill Lynch expects that value-oriented community shopping center tenants will open slightly more stores in 2002 than they did in 2001.

      The retail-shopping sector has been impacted by the competitive nature of the retail business and the competition for market share where the stronger retailers have out-positioned some of the weaker retailers. This positioning is taking market share away from weaker retailers and forcing them, in some cases, to declare bankruptcy or close stores. In January 2002, Kmart, the Company’s second largest retailer representing approximately 2.7% of the Company’s proportionate share of shopping center base rental revenues as of December 31, 2001, filed for protection from its creditors under Chapter 11 of the bankruptcy code. The Company and its joint ventures have 26 leases involving Kmart aggregating 2.3 million square feet. The Company’s weighted average proportionate share of base rent per square foot is $3.11 as of December 31, 2001 for the Kmart leases. Considering the low cost per square foot that Kmart pays combined with the shopping center locations, the Company does not expect to incur significant losses resulting from this bankruptcy. Also, certain retailers such at Toy-R-Us, Office Max and Charming Shoppes have announced store closings. Notwithstanding such closures, the Company does not expect to have any significant losses associated with these tenants. Overall, the industry trends for the Company’s portfolio and business is strong and the portfolio continues to be stable. The negative news relating to the tenants tend to attract attention, yet vacancies created by unsuccessful tenants may also create opportunities to increase rent. Although the Company has a number of tenants filing for protection under bankruptcy laws and the Company has experienced a temporary decrease in occupancy rates due to certain bankruptcies (i.e., HomePlace and various other retailers), leasing activity continues to be active. The Company believes that the credit quality of its major tenants in the portfolio including Wal-Mart, Kohl’s, Target, Lowe’s, Home Depot, TJ Maxx, Bed, Bath & Beyond and Best Buy represent solid retailers and this is further evidenced by the continued same store tenant sales growth of the Company’s portfolio which has increased from $221 per square foot at December 31, 1996 to $251 per square foot at December 31, 2001. In addition, the Company believes that the quality of its shopping center portfolio is strong and is evidenced by the high historical occupancy rates which have ranged from 94% to 97%. Also, average base rental rates increased from $5.48 to $10.05 since operating as a public company in 1993.

NEW ACCOUNTING STANDARDS

      On January 1, 2001, the Company adopted SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet. At that time, the Company designated all of its interest rate swaps as cash flow hedges in accordance with the requirements of SFAS 133.

      In accordance with the transition provisions of SFAS 133, the Company recorded a cumulative effect adjustment of approximately $1.4 million as an other comprehensive loss with an offset to other liabilities on the consolidated balance sheet, relating to the fair value of the hedging instruments designated as cash flow hedges.

      In June 2001, the FASB issued SFAS No. 141 — “Business Combinations” which addresses financial accounting and reporting for business combinations. This standard also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. The provisions of SFAS 141 require the use of purchase accounting for all business combinations and the separate allocation of purchase price to intangible assets if specific criteria are met. The provisions of this SFAS apply to all business combinations initiated after June 30, 2001. The Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations or cash flows.

      In June 2001, the FASB issued SFAS No. 142 — “Goodwill and Other Intangibles” which addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This standard also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The significant provisions provide that goodwill and indefinite life intangible assets are no longer amortized but are reviewed annually for impairment. Intangible assets that have finite useful lives should continue to be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and intangible assets for impairment. The new standard becomes effective for the Company for the year ending December 31, 2002. The Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations or cash flows.

      In October 2001, the FASB issued SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS 121. It retains the fundamental provisions of SFAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. It also retains the basic provisions for presenting discontinued operations in the income statement but broadens the scope to include a component of an entity rather than a segment of a business. The Company will adopt this standard effective January 1, 2002. The Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations or cash flows. However, the Company expects the adoption of this standard to impact the presentation of its financial statements by requiring the Company to classify the disposals of properties with operations that can be distinguished from the rest of the entity as discontinued operations. See 2002 update in “Discontinued Operations” section.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company’s primary market risk exposure is interest rate risk. At December 31, 2001 and 2000, approximately 75.0% and 61.9%, respectively, of the Company’s debt (excluding joint venture debt) bore interest at fixed rates with a weighted average maturity of approximately 6.5 years and 7.1 years, respectively, and a weighted average interest rate of approximately 7.4% and 7.5%, respectively. The remainder of the Company’s debt bears interest at variable rates with a weighted average maturity of approximately 1.3 years and 1.9 years, respectively, and a weighted average interest rate of approximately 3.3% and 7.8%, respectively, at December 31, 2001 and 2000.

      As of December 31, 2001 and 2000, the Company’s joint ventures’ fixed rate indebtedness aggregated $949.0 million and $731.6 million, respectively, including $78.0 million of variable rate debt which was swapped to a weighted average fixed rate of approximately 6.58%, of which the Company’s proportionate share was $311.9 million and $268.6 million, respectively. In addition, as of December 31, 2001 and 2000, the Company’s joint ventures variable rate indebtedness aggregated $264.4 million and $248.2 million, respectively, of which the Company’s proportionate share was $89.2 million and $54.3 million, respectively.

      The Company intends to utilize variable rate indebtedness available under its revolving credit facilities and construction loans in order to initially fund future acquisitions, developments and expansions of shopping centers. Thus, to the extent that the Company incurs additional variable rate indebtedness, its exposure to increases in interest rates in an inflationary period would increase. The Company believes, however, that it is unlikely that any increases in interest expense as a result of inflation would significantly impact the Company’s distributable cash flow.

      At December 31, 2001, the interest rate risk on $200.0 million of consolidated floating rate debt and $78 million of joint venture floating rate debt, of which $12.6 million is the Company’s proportionate share, has been mitigated through the use of interest rate swap agreements (the “Swaps”) with major financial institutions.

The Company is exposed to credit risk in the event of non-performance by the counter-parties to the Swaps. The Company believes it mitigates its credit risk by entering into these Swaps with major financial institutions. The Company’s three interest rate swaps have a fair value which represents a liability of $7.7 million at December 31, 2001, carry a notional amount of $50 million, $50 million and $100 million and convert variable rate debt to a fixed rate of 7.57%, 7.5725% and 6.34%, respectively. The Company’s joint venture interest rate swaps have a fair value which represents a liability of $2.6 million, of which $0.4 million is the Company’s proportionate share, at December 31, 2001, carry a notional amount of $38 million, $20 million and $20 million and convert variable rate debt to a fixed rate of 6.603%, 6.55% and 6.58%, respectively. The fair value of the Swaps is calculated based upon expected changes in future LIBOR rates.

      At December 31, 2001 and 2000, the fair value of the Company’s fixed rate debt, including the $200 million and $100 million, respectively, which was swapped to a fixed rate, amounted to a liability of $990.3 million and $747.3 million, respectively (excluding joint venture debt and including the fair value of interest rate swaps which was a liability of $207.7 million at December 31, 2001), compared to its carrying amount of $974.1 million and $759.6 million, respectively. The Company’s proportionate share of the fair value of the joint venture fixed rate debt was $320.8 million and $267.1 million, respectively, (including the fair value of the interest rate swaps which was a liability of $13.0 million at December 31, 2001) compared to its carrying amount of $311.9 million and $268.6 million, respectively.

      The Company estimates that a 100 basis point decrease in market interest rates at December 31, 2001 and 2000 would have changed the fair value of the Company’s fixed rate debt to a liability of approximately $1.0 billion and $783.0 million, respectively, (which includes a change in the fair value of the interest rate swaps to a liability of $209.6 million at December 31, 2001) and would have changed the fair value of the Company’s proportionate share of joint venture fixed rate debt to a liability of $332.5 million and $278.2 million, respectively (which includes a change in the fair value of the interest rate swaps to a liability of $13.2 million at December 31, 2001).

      The sensitivity to changes in interest rates of the Company’s and its joint ventures fixed rate debt was determined utilizing a valuation model based upon factors that measure the net present value of such obligations which arise from the hypothetical estimate as discussed above.

      Further, a 100 basis point increase in short term market interest rates at December 31, 2001 and 2000 would result in an increase in interest expense of approximately $3.3 million and $4.7 million, respectively for the Company and $0.9 million and $0.5 million, respectively, representing the Company’s proportionate share of the joint ventures’ interest expense relating to variable rate debt, for the respective periods. The estimated increase in interest expense for the year does not give effect to possible changes in the daily balance for the Company’s or joint ventures’ outstanding variable rate debt.

      The Company also has made advances to several partnerships in the form of notes receivable which accrue interest at rates ranging from LIBOR plus 1.10% to fixed rate loans of 12%. Maturity dates range from payment on demand to November 2005. The total amount receivable at December 31, 2001 and 2000 was $42.5 million and $58.8 million, respectively, of which approximately 36.5% and 28.8% were fixed rate loans with the remainder at variable rates. At December 2001 and 2000, the fair value of the Company’s fixed rate loan receivables was $15.7 and $16.9 million, respectively. The Company estimates that a 100 basis point decrease in market interest rates at December 31, 2001 and 2000 would have changed the fair value of the Company’s fixed rate loan receivables to an asset of $16.1 million and $17.5 million, respectively. The estimated increase in interest income does not give effect to possible changes in the daily outstanding balance of the variable rate loan receivables.

      The Company and its joint ventures intend to continuously monitor and actively manage interest costs on their variable rate debt portfolio and may enter into swap positions based on market fluctuations. In October 2000 and January 2001, the Company entered into three interest rate swap agreements, each for two year terms, aggregating $200 million, converting a portion of the variable rate to a fixed rate of approximately 6.96%. In March and May 2001, the Company’s joint ventures entered into three interest rate swap agreements, two at $20 million for a two year term and one at $38 million for a three year term, aggregating $78 million, converting a portion of the variable rate mortgage debt to a fixed rate of approximately 6.58%. In addition, the Company believes that it has the ability to obtain funds through additional equity and/or debt offerings, including the issuance of medium term notes and joint venture capital. Accordingly, the cost of obtaining such protection agreements in relation to the Company’s access to capital markets will continue to be evaluated. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2001, the Company had no other material exposure to market risk.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Report of Independent Accountants

To the Board of Directors and Shareholders
of Developers Diversified Realty Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Developers Diversified Realty Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 27, 2002, except for Note 5, as to which the date is November 21, 2002

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,

	2001	2000

ASSETS
Land	$419,261	$358,270
Buildings	1,869,753	1,579,866
Fixtures and tenant improvements	60,115	40,906
Land under development	25,539	31,323
Construction in progress	118,997	151,445

	2,493,665	2,161,810
Less accumulated depreciation	(351,709)	(297,247)

Real estate, net	2,141,956	1,864,563
Cash and cash equivalents	19,069	4,243
Accounts receivable, net	51,694	44,590
Notes receivable	5,221	4,824
Advances to and investments in joint ventures	255,565	260,927
Minority equity investment	—	135,028
Deferred charges, net	6,042	5,958
Other assets	17,660	11,888

	$2,497,207	$2,332,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured indebtedness:
Fixed rate senior notes	$405,827	$492,431
Variable rate term debt	22,120	—
Revolving credit facility	376,000	419,500

	803,947	911,931
Secured indebtedness:
Revolving credit facility	25,750	21,000
Mortgage and other secured indebtedness	478,604	294,644

	504,354	315,644

Total indebtedness	1,308,301	1,227,575
Accounts payable and accrued expenses	55,560	53,818
Dividends payable	22,072	19,757
Other liabilities	26,859	11,319

	1,412,792	1,312,469

Minority equity interests	23,034	8,198
Preferred operating partnership minority interests	207,111	207,111
Operating partnership minority interests	20,256	20,493

	1,663,193	1,548,271
Commitments and contingencies (Note 16)
Shareholders’ equity:
Class A — 9.5% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 421,500 shares issued and outstanding at December 31, 2001 and 2000	105,375	105,375
Class B — 9.44% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 177,500 shares issued and outstanding at December 31, 2001 and 2000	44,375	44,375
Class C — 8.375% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 400,000 shares issued and outstanding at December 31, 2001 and 2000	100,000	100,000
Class D — 8.68% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 216,000 shares issued and outstanding at December 31, 2001 and 2000	54,000	54,000
Common shares, without par value, $.10 stated value; 100,000,000 shares authorized; 66,093,105 and 61,481,736 shares issued at December 31, 2001 and 2000, respectively	6,609	6,148
Paid-in-capital	753,228	676,150
Accumulated distributions in excess of net income	(130,436)	(112,357)
Accumulated other comprehensive loss	(8,174)	—
Less: Unearned compensation — restricted stock	(1,753)	(1,239)
Common shares in treasury at cost: 6,638,457 and 6,601,250 shares at December 31, 2001
and 2000, respectively	(89,210)	(88,702)

	834,014	783,750

	$2,497,207	$2,332,021

The accompanying notes are an integral part of these consolidated financial statements

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	For the year ended December 31,

	2001	2000	1999

Revenues from operations:
Minimum rents	$224,746	$199,842	$188,263
Percentage and overage rents	3,599	4,975	4,174
Recoveries from tenants	59,918	54,623	47,889
Ancillary income	1,789	1,252	774
Other property related income	1,187	686	930
Management fee income	11,285	6,971	5,148
Development fee income	2,828	2,649	4,065
Interest income	6,424	4,333	6,361
Other	6,154	9,102	5,009

	317,930	284,433	262,613

Rental operation expenses:
Operating and maintenance	34,372	28,346	25,853
Real estate taxes	36,472	33,098	26,929
General and administrative	24,375	20,450	17,774
Interest	81,058	76,235	67,364
Impairment charge	2,895	—	—
Depreciation and amortization	63,671	53,396	49,296

	242,843	211,525	187,216

Income before equity in net income of joint ventures, minority equity investment, gain (loss) on disposition of real estate and real estate investments, minority interests and discontinued operations	75,087	72,908	75,397
Equity in net income of joint ventures	17,010	17,072	18,993
Equity in net income from minority equity investment	1,550	6,224	5,720
Gain (loss) on disposition of real estate and real estate investments	18,297	23,440	(1,664)

Income before minority interests and discontinued operations	111,944	119,644	98,446
Minority interests:
Minority equity interests	(890)	(166)	(111)
Preferred operating partnership minority interests	(19,081)	(15,301)	(5,157)
Operating partnership minority interests	(1,531)	(4,126)	(6,541)

	(21,502)	(19,593)	(11,809)

Income from continuing operations	90,422	100,051	86,637
Income from discontinued operations	1,930	782	760

Net income	$92,372	$100,833	$87,397

Net income applicable to common shareholders	$65,110	$73,571	$60,135

Per share data:
Basic earnings per share data:
Income from continuing operations	$1.15	$1.30	$0.98
Income from discontinued operations	0.03	0.01	0.01

Net income applicable to common shareholders	$1.18	$1.31	$0.99

Diluted earnings per share data:
Income from continuing operations	$1.14	$1.30	$0.94
Income from discontinued operations	0.03	0.01	0.01

Net income applicable to common shareholders	$1.17	$1.31	$0.95

The accompanying notes are an integral part of these consolidated financial statements

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands, except per share amounts)

	Preferred	Common		Accumulated	Accumulated	Unearned
	Shares	shares		Distributions	Other	Compensation	Treasury
	($250 stated	($.10 stated	Paid in	in Excess of	Comprehensive	Restricted	Stock at
	value)	value)	Capital	Net Income	Loss	Stock	Cost	Total

Balance, December 31, 1998	$303,750	$6,129	$673,910	$(80,697)	$—	$(307)	$—	$902,785
Issuance of 26,256 common shares for cash related to exercise of stock options, employee 401(k) plan and dividend reinvestment plan	—	2	108	—	—	—	—	110
Issuance of 47,095 common shares related to restricted stock plan	—	5	646	—	—	(521)	—	130
Vesting of restricted stock	—	—	—	—	—	154	—	154
Conversion of OP Units and debentures into 1,498 common shares	—	—	71	—	—	—	—	71
Purchase of 1,860,300 common shares							(25,845)	(25,845)
Net income	—	—	—	87,397	—	—	—	87,397
Dividends declared — common shares	—	—	—	(85,195)	—	—	—	(85,195)
Dividends declared – preferred shares	—	—	—	(27,262)	—	—	—	(27,262)

Balance, December 31, 1999	303,750	6,136	674,735	(105,757)	—	(674)	(25,845)	852,345
Issuance of 26,476 common shares for cash related to exercise of stock options, employee 401(k) plan and dividend reinvestment plan	—	3	369	—	—	—	—	372
Issuance of 91,975 common shares related to restricted stock plan	—	9	1,046	—	—	(849)	9	215
Vesting of restricted stock	—	—	—	—	—	284	—	284
Purchase of 4,741,700 common shares	—	—	—	—	—	—	(62,866)	(62,866)
Net income	—	—	—	100,833	—	—	—	100,833
Dividends declared — common shares	—	—	—	(80,171)	—	—	—	(80,171)
Dividends declared -preferred shares	—	—	—	(27,262)	—	—	—	(27,262)

Balance, December 31, 2000	303,750	6,148	676,150	(112,357)	—	(1,239)	(88,702)	783,750
Issuance of 1,330,736 common shares for cash related to exercise of stock options, performance units and dividend reinvestment plan	—	133	18,687	—	—	—	—	18,820
Issuance of 3,200,000 common shares for cash – underwritten offering	—	320	57,325	—	—	—	—	57,645
Issuance of 80,633 common shares related to restricted stock plan	—	8	1,066	—	—	(860)	—	214
Vesting of restricted stock	—	—	—	—	—	346	—	346
Purchase of 37,207 common shares	—	—	—	—	—	—	(508)	(508)
Net income	—	—	—	92,372	—	—		92,372
Cumulative effect of FAS 133 transition adjustment	—	—	—	—	(1,433)	—	—	(1,433)
Change in fair value of interest rate swaps	—	—	—	—	(6,741)	—	—	(6,741)
Dividends declared — common shares	—	—	—	(83,190)	—	—	—	(83,190)
Dividends declared — preferred shares	—	—	—	(27,261)	—	—	—	(27,261)

Balance, December 31, 2001	$303,750	$6,609	$753,228	$(130,436)	$(8,174)	$(1,753)	$(89,210)	$834,014

The accompanying notes are an integral part of these consolidated financial statements

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the year ended December 31,

	2001	2000	1999

Cash flow operating activities:
Net income	$92,372	$100,833	$87,397
Adjustments to reconcile net income to net cash flow provided by operating activities, net of contributions to joint ventures:
Depreciation and amortization	64,493	54,201	50,083
Amortization of deferred finance costs	2,422	1,882	1,524
Equity in net income of joint ventures	(17,010)	(17,072)	(18,993)
Equity in net income from minority equity investment	(1,550)	(6,224)	(5,720)
Cash distributions from joint ventures	23,520	18,580	20,277
Cash distributions from minority equity investment	12,264	8,498	7,209
Preferred operating partnership minority interest expense	19,081	15,301	5,157
Operating partnership minority interest expense	1,532	4,126	6,541
(Gain) loss on disposition of real estate and real estate investments	(18,297)	(23,440)	1,664
Net change in accounts receivable	(7,869)	(2,187)	(15,540)
Net change in accounts payable and accrued expenses	(742)	707	(165)
Net change in other operating assets and liabilities	4,110	(8,933)	13,496

Total adjustments	81,954	45,439	65,533

Net cash flow provided by operating activities	174,326	146,272	152,930
Cash flow from investing activities:
Real estate developed or acquired	(106,623)	(88,488)	(182,496)
Equity contributions to joint ventures	(16,240)	(82,584)	(134,746)
Repayment of (advances to) joint ventures	9,003	(15,941)	(17,184)
Repayment (issuance) of notes receivable, net	4,311	(297)	21,427
Proceeds resulting from contribution of properties to joint ventures and repayments of advances from affiliates	—	33,765	81,821
Joint venture distribution from refinancing proceeds	—	—	7,552
Proceeds from disposition of real estate and real estate investments	71,567	132,966	13,918

Net cash flow used for investing activities	(37,982)	(20,579)	(209,708)

Cash flow from financing activities:
(Repayment of) proceeds from revolving credit facilities, term loan and temporary bridge loans, net	(66,630)	127,725	158,775
Proceeds from construction loans and other mortgage debt	221,135	40,101	60,332
Principal payments on rental property debt	(134,663)	(22,293)	(45,630)
Repayment of senior notes	(86,700)	(100,000)	—
Repayment of convertible debentures	—	—	(40,040)
Payment of deferred finance costs (bank borrowings)	(1,612)	(3,808)	(150)
Proceeds from the issuance of common shares, net of underwriting commissions and $177 of offering expenses	57,644	—	—
Proceeds from the issuance of preferred operating partnership units, net of $450 of offering expenses paid in 1999	—	102,375	72,675
Repurchase of operating partnership minority interests	—	(82,465)	(278)
Proceeds from issuance of common shares in conjunction with exercise of stock options, 401(k) plan, dividend reinvestment plan and restricted stock plan	18,981	871	394
Purchase of treasury stock	(508)	(62,866)	(25,845)
Distributions to preferred and operating partnership minority interests	(20,953)	(18,580)	(8,020)
Dividends paid	(108,212)	(108,502)	(111,703)

Net cash (used for) provided by financing activities	(121,518)	(127,442)	60,510

Increase (decrease) in cash and cash equivalents	14,826	(1,749)	3,732
Cash and cash equivalents, beginning of year	4,243	5,992	2,260

Cash and cash equivalents, end of year	$19,069	$4,243	$5,992

The accompanying notes are an integral part of these consolidated financial statements

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

  Nature of Business

      Developers Diversified Realty Corporation and related real estate joint ventures (the “Company” or “DDR”), are engaged in the business of acquiring, expanding, owning, developing, managing and operating shopping centers, enclosed malls and business centers. The Company’s shopping centers are typically anchored by discount department stores (Wal-Mart, Kmart, Target), off-price department stores (Kohl’s, TJ Maxx/ Marshall’s), home improvement stores (Home Depot, Lowes), supermarkets, book stores, office supply stores, electronic stores and drug stores which usually offer day-to-day necessities. At December 31, 2001, the Company owned shopping centers in 41 states. The tenant base includes primarily national and regional retail chains and local retailers, consequently, the Company’s credit risk is concentrated in the retail industry.

      Revenues derived from the Company’s largest tenant, Wal-Mart, aggregated 4.9%, 6.8% and 7.6% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. The total percentage of Company-owned gross leasable area (“GLA”) attributed to Wal-Mart was 9.7% at December 31, 2001. The Company’s ten largest tenants comprised 21.8%, 24.8% and 22.6% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively, including discontinued operations. Management believes the Company’s portfolio is diversified in terms of location of its shopping centers and its tenant profile. Adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract or retain tenants. During 2001 and 2000, certain national and regional retailers experienced financial difficulties and several filed for protection under bankruptcy laws.

  Principles of Consolidation

      All majority-owned subsidiaries and affiliates where the Company has financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures and companies for which the Company has the ability to exercise significant influence over but does not have financial or operating control are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

Statement of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Non-cash investing and financing activities are summarized as follows (in millions):

	For the year ended
	December 31,

	2001	2000	1999

Contribution of net assets to joint ventures	$—	$7.6	$21.2
Consolidation of the net assets (excluding mortgages as disclosed below) of joint ventures and minority equity investment previously reported on the equity method of accounting	277.1	21.5	—
Minority interest and operating partnership units issued relating to shopping center acquisitions	—	0.3	2.7
Mortgages assumed, shopping center acquisitions and consolidation of minority equity investment	147.6	16.6	18.0
Notes receivable exchanged for the purchase of a shopping center and common shares of the minority equity investment	—	—	22.0
Dividends declared, not paid	22.1	19.8	20.8
Fair value of interest rate swaps	8.2	—	—

      The foregoing transactions did not provide or use cash and, accordingly, they are not reflected in the consolidated statements of cash flows.

     Real Estate

      Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property’s estimated undiscounted future cash flows, including estimated proceeds from disposition.

      Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	18 to 31 years

Furniture/ Fixtures and Tenant Improvements	Useful lives, which approximate lease terms, where applicable

      Depreciation and amortization expense from continuing operations was $63.7 million, $53.4 million and $49.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations which improve or extend the life of the asset are capitalized. Included in land at December 31, 2001, was undeveloped real estate, generally outlots or expansion pads adjacent to shopping centers owned by the Company (excluding shopping centers owned through joint ventures), which aggregated approximately 151 acres.

      Construction in progress includes shopping center developments and significant expansions and redevelopments. The Company capitalizes interest on funds used for the construction, expansion or redevelopment of shopping centers, including funds advanced to joint ventures with qualifying development activities. Capitalization of interest ceases when construction activities are completed and the property is available for occupancy by tenants. For the years ended December 31, 2001, 2000 and 1999, the Company capitalized interest of $12.9 million, $18.2 million, and $13.5 million, respectively. In addition, the Company capitalized certain construction administration costs of $3.3 million, $3.2 million and $2.5 million in 2001, 2000 and 1999, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. No such losses have been recognized to date. The Company records impairment losses and reduces the carrying amounts of assets held for sale when the carrying amounts exceed the estimated selling proceeds less the costs to sell.

     Deferred Financing Costs

      Costs incurred in obtaining long-term financing are included in deferred charges in the accompanying consolidated balance sheets and are amortized over the terms of the related debt agreements; such amortization is reflected as interest expense in the consolidated statements of operations.

     Revenue Recognition

      Minimum rents from tenants are recognized monthly using the straight-line method. Percentage and overage rents are recognized after a tenant’s reported sales have exceeded the applicable sales breakpoint set forth in the applicable lease. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Ancillary and other property related income which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon termination of a tenant’s lease.

     Accounts Receivable

      Accounts receivable, other than straight-line rents receivable, are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $4.5 million and $2.6 million at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, straight-line rent receivables, net of a provision for uncollectible amounts, aggregated $16.3 million and $12.9 million, respectively.

     Disposition of Real Estate and Real Estate Investments

      Disposition of real estate relates to the sale of outlots and land adjacent to existing shopping centers, shopping center properties and real estate investments. Gains from sales are generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

     General and Administrative Expenses

      General and administrative expenses include internal leasing and legal salaries and related expenses associated with the releasing of existing space which are charged to operations as incurred.

     Interest and Real Estate Taxes

      Interest and real estate taxes incurred during the development and significant expansion of shopping centers are capitalized and depreciated over the life of the building. Interest paid during the years ended December 31, 2001, 2000 and 1999, aggregated $96.8 million, $93.1 million and $79.4 million, respectively.

     Intangible Assets

      Intangible assets consist primarily of goodwill and property management contracts obtained through the acquisition of a real estate development and management business, which is amortized on the straight-line basis

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

over its estimated useful life of 15 years. The carrying value of intangible assets is periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows derived from such intangible asset is less than their carrying value.

     Investments

      Included in other assets at December 31, 2000 are investments accounted for using the cost method of accounting. Significant estimates were utilized by the Company in the determination of fair value of the securities. Management periodically evaluates the carrying amount of such securities to determine if a permanent impairment in value has occurred. See discussion in Note 8 regarding the impairment charge recorded in 2001. At December 31, 2001, the Company did not have any security investments.

     Advances to and Investments in Joint Ventures

      To the extent that the Company contributes assets to a joint venture, the Company’s investment in joint venture is recorded at the Company’s cost basis in the assets which were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of joint venture. In accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures”, the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

     Comprehensive Income

      Comprehensive income for the year ended December 31, 2001 was $84,198,000. For the years ended December 31, 2000 and 1999, the Company had no items of other comprehensive income requiring additional disclosure.

     Treasury Stock

      The Company’s share repurchases are reflected as treasury stock utilizing the cost method of accounting and are presented as a reduction to consolidated shareholders’ equity.

     New Accounting Standards

      In June 2001, the FASB issued SFAS No. 141 — “Business Combinations” which addresses financial accounting and reporting for business combinations. This standard also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. The provisions of SFAS 141 require the use of purchase accounting for all business combinations and the separate allocation of purchase price to intangible assets if specific criteria are met. The provisions of this SFAS apply to all business combinations initiated after June 30, 2001. The Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations, or cash flows.

      In June 2001, the FASB issued SFAS No. 142 — “Goodwill and Other Intangibles” which addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This standard also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The significant provisions provide that goodwill and indefinite life intangible assets are no longer amortized but are reviewed annually for impairment. Intangible assets that have finite useful lives should continue to be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and intangible assets for impairment. The new standard becomes effective for the Company for the year ending December 31, 2002. The

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations or cash flows.

      In October 2001, the FASB issued SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS 121. It retains the fundamental provisions of SFAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. It also retains the basic provisions for presenting discontinued operations in the income statement but broadens the scope to include a component of an entity rather than a segment of a business. The Company will adopt this standard effective January 1, 2002. The Company does not expect this pronouncement to have a material impact on the Company’s financial position, results of operations or cash flows. However, the Company expects the adoption of this standard to impact the presentation of its financial statements by requiring the Company to classify the disposals of properties with operations that can be distinguished from the rest of the entity as discontinued operations (See Note 5).

  Reclassification

      Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 presentation.

  Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

2. Advances to and Investments in Joint Ventures

      Combined condensed financial information of the Company’s joint venture investments is summarized as follows (in thousands):

	December 31,

Combined balance sheets	2001	2000

Land	$374,531	$301,409
Buildings	1,272,394	1,055,704
Fixtures and tenant improvements	18,391	10,412
Construction in progress	111,660	102,353

	1,776,976	1,469,878
Less: accumulated depreciation	(140,850)	(106,964)

Real estate, net	1,636,126	1,362,914
Receivables, net	51,764	39,567
Investment in joint ventures	21,949	13,156
Other assets	60,778	38,459

	$1,770,617	$1,454,096

Mortgage debt	$1,168,686	$942,451
Amounts payable to DDR	80,515	105,527
Other liabilities	46,236	29,154

	1,295,437	1,077,132
Accumulated equity	475,180	376,964

	$1,770,617	$1,454,096

Company’s proportionate share of accumulated equity	$146,776	$126,114

	For the year ended December 31,

Combined statements of operations	2001	2000	1999

Revenues from operations	$231,536	$183,164	$164,652

Rental operation expenses	74,943	54,668	50,007
Depreciation and amortization expense	33,427	25,558	22,032
Interest expense	75,120	63,777	56,558

	183,490	144,003	128,597

Income before (loss) gain on sales of real estate and real estate investments and discontinued operations	48,046	39,161	36,055
(Loss) gain on sales of real estate and investments, net of tax	(97)	(86)	344

Income from continuing operations	47,949	39,075	36,399
Income from discontinued operations	3,340	2,470	1,646

Net income	$51,289	$41,545	$38,045

Company’s proportionate share of net income	$18,274	$18,769	$20,621

      The Company has made advances to several partnerships in the form of notes receivable which accrue interest at rates ranging from LIBOR plus 1.10% to fixed rate loans of 12%. Maturity dates range from payment

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

on demand to November 2005. Included in the Company’s accounts receivable is approximately $1.2 million at December 31, 2001 and 2000 due from affiliates related to construction receivables.

      Advances to and investments in joint ventures include the following items which represent the difference between the Company’s investment and its proportionate share of the joint ventures underlying net assets (in millions):

	For the year ended
	December 31,

	2001	2000

Basis differentials*	$50.2	$45.1
Deferred development fees, net of portion relating to the Company’s interest	(3.4)	(2.1)
Basis differential upon transfer of assets*	(24.1)	(24.3)
Notes receivable from investments	6.0	10.6
Interest rate swap-liability	(0.4)	—

*	Basis differentials occur primarily when the Company has purchased an interest in existing joint ventures at fair market values which differ from their proportionate share of the historical net assets of the joint ventures. In addition, certain acquisition, transaction and other costs, including capitalized interest, may not be reflected in the net assets at the joint venture level. Basis differentials upon transfer of assets is primarily associated with assets previously owned by the Company which have been transferred into a joint venture at fair value. This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level. Certain basis differentials indicated above are amortized over the life of the related asset. The difference between the Company’s share of net income, as reported above, and the amounts included in the consolidated statements of operations is attributable to the amortization of such basis differentials.

      Service fees earned by the Company through management, leasing, development and financing activities performed related to the Company’s joint ventures, are as follows (in millions):

	For the year ended
	December 31,

	2001	2000	1999

Management fees and leasing commissions	$8.5	$6.7	$5.3
Financing fees	0.2	—	0.4
Development fees	1.8	2.6	1.4
Interest income	4.8	3.4	4.4

      In February 2000, the Company entered into an agreement to sell 60% of its half interest in the Community Center Joint Venture to DRA Advisors, Inc. (“DRA”) at a price of approximately $163 million comprised of cash of $66 million and debt assumed of approximately $97 million. Subsequent to this transaction, the Company maintains an effective ownership interest of 20% with investment funds advised by DRA, owning 80%. The Company continues to be responsible for the day-to-day management of the shopping centers owned by the joint venture and receives fees for such services.

      In February 2000, the Company formed a joint venture with DRA whereby the Company contributed a wholly-owned shopping center property in Phoenix, Arizona valued at approximately $26.7 million and related mortgage debt of $18.0 million and, in exchange, received a 50% equity ownership interest in the joint venture and cash proceeds of approximately $4.3 million. The Company continues to manage and operate the shopping center and receives fees for such services.

      The Company’s joint venture agreements generally include provisions whereby each partner has the right to trigger a purchase or sale of its interest in the joint ventures (Reciprocal Purchase Rights) or to initiate a purchase

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

or sale of the properties (Property Purchase Rights) after a certain number of years or if either party is in default of the joint venture agreements.

      In addition, certain of the joint venture agreements include a provision whereby the Company’s joint venture partners may convert all, or a portion of, their respective interest in such joint ventures into common shares of the Company. The terms of the conversion are set forth in the governing documents of such joint ventures. However, if the joint venture partners elect to convert their respective interest into common shares, the Company will have the option to pay cash instead of issuing common shares. If the Company agrees to the issuance of common shares, the agreement provides that the converting joint venture partner will execute a lock-up arrangement acceptable to the Company.

The Company’s investments in the combined condensed statements above reflect the following:

     Retail Value Fund:

      In February 1998, the Company and an equity affiliate of the Company, entered into an agreement with Prudential Real Estate Investors (“PREI”) and formed the Retail Value Fund (the “Fund”). The Fund’s ownership interests in each of the projects, unless discussed otherwise, are generally structured with the Company owning (directly or through its interest in the management service company) a 24.75% limited partnership interest, PREI owning a 74.25% limited partnership interest and Coventry Real Estate Partners (“Coventry”), which is 79% owned by an equity affiliate of the Company, owning a 1% general partnership interest. The Fund invests in retail properties within the United States that are in need of substantial retenanting and market repositioning and may also make equity and debt investments in companies owning or managing retail properties as well as in third party development projects that provide significant growth opportunities. The retail property investments may include enclosed malls, neighborhood and community centers or other potential commercial development and redevelopment opportunities. Since 1998, the Fund has invested approximately $670 million in real estate assets.

      The Fund acquired six operating retail shopping centers in Kansas and Missouri in September 1999. In 1999 and 2000, the Company entered into separate agreements with the Fund to acquire the Company’s 50% joint venture interest relating to the development of six shopping centers located in Plainville, Connecticut; Deer Park, Illinois; Hagerstown, Maryland; Salem, New Hampshire; Round Rock, Texas and San Antonio, Texas. The shopping center properties located in Salem, New Hampshire and Hagerstown, Maryland were sold by the Fund in June 2002; thus the operations of these properties are classified as discontinued operations in the combined condensed financial information presented for the Company’s joint venture investments. As of December 31, 2001, all projects were substantially completed and the Fund had purchased the third party’s 50% interest in the joint ventures located in Plainville, Connecticut; Hagerstown, Maryland and Round Rock, Texas. During 2000, the Company was reimbursed approximately $33.8 million relating to advances previously made to these joint ventures, associated with development costs incurred on each of these projects. The Fund has also commenced the redevelopment of a retail site in Long Beach, California that will be comprised of approximately 446,000 square feet of retail space.

      In 2000, the Fund entered into an agreement to acquire several properties, located in western states from Burnham Pacific Properties, Inc. (“Burnham”) with PREI owning a 79% interest, the Company owning a 20% interest and Coventry owning a 1% interest. At December 31, 2001, ten properties were acquired at an aggregate cost of approximately $264 million. Two of the properties were acquired in December 2000. The Company earns fees for managing and leasing the properties. In addition, the Company and Coventry were also selected by Burnham to serve as its liquidation agent pursuant to Burnham’s plan of liquidation. The liquidation portfolio initially included 42 properties aggregating 5.4 million square feet. The Company is providing property asset management services for this portfolio and is receiving property asset management, leasing and development fees for its services at market rates. The appointment of Coventry and the Company was effective on December 15, 2000 following approval from Burnham’s shareholders. As of February 27, 2002, 11 of these properties remain under management.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      As discussed above, Coventry generally owns a 1% interest in each of the Fund’s investments and, except for the Fund’s investment associated with properties acquired from Burnham as discussed above and San Antonio, Texas, it is also entitled to received an annual asset management fee equal to 0.5% of total assets plus one third of all profits, once the limited partners have received a 10% preferred return and all capital previously advanced. The remaining two thirds of the profits in excess of the 10% preferred return is split proportionately among the partners. With regard to the Fund’s investment associated with the acquisition of shopping centers from Burnham, in addition to its 1% general partnership interest, Coventry received a $1 million acquisition fee for services performed in conjunction with the due diligence and related closing of the acquisition. In addition, Coventry receives annual asset management fees equal to 0.8% of total revenue collected from these assets plus a minimum of 25% of all amounts in excess of a 10% annual preferred return to the limited partners which could increase to 35% if returns to the limited partners exceed 20%. As previously discussed, the Company and Coventry was also selected to serve as liquidation agent for Burnham and receive asset management fees at market rates in relation to the liquidation portfolio.

     Management Service Companies

      The Company owns a 95% economic interest in two management service companies of which the Company owns 1% of the voting and 100% of the non-voting common stock. The Company’s Chairman of the Board and Chief Executive Officer owns the remaining 5% economic interest (Note 15). At December 31, 2001, these equity affiliates own:

(i) A 24.75% joint venture interest in certain assets of the Retail Value Fund discussed above;

(ii) A 100% interest in a retail site under development in Long Beach, California;

(iii) A $1.1 million note receivable, secured by certain real estate and

(iv) 83.75% joint venture interest in RVIP I which owns four retail sites formerly occupied by Best Products, one of which is fully leased and two are partially leased. One of these sites in Eatontown, New Jersey was sold in June 2002; thus the operations of this property are classified as discontinued operations in the combined condensed financial information presented for the Company’s joint venture investments.

      In 2001, a joint venture held through a management service company, disposed of three former Best Products sites with aggregate proceeds of approximately $7.5 million and recognized a gain of $0.5 million. In 2000, this joint venture disposed of six former Best Products sites with aggregate proceeds of approximately $25.1 million and recognized a gain, net of tax, of approximately $1.7 million. This gain was offset, in part, by a $1.8 million impairment write-off, net of tax, of an investment in a technology company. Both of these amounts are included in the Company’s share of net income derived from this investment.

      The Company also owns a 50% equity ownership interest in a management company and development company in St. Louis, Missouri. The Company is entitled to the first $1 million of net operating income through 2003, as defined in the agreement, on an annual basis. After 2003, all profits and cash flows are split on a basis proportionate to the ownership interests.

     Shopping Center Joint Ventures

      The Company owns an 80% equity ownership interest in two joint ventures each owning an operating shopping property in Columbus, Ohio of which the Company does not have financial or operating control.

      The Company owns a 50% equity ownership interest in 13 different joint ventures which, in the aggregate, own 16 operating shopping centers.

      The Company also owns a 50% equity ownership interest in a joint venture which is developing a shopping center in Jefferson County, Missouri.

      The Company owns a 35% equity ownership interest in a joint venture which owns an operating shopping center property in San Antonio, Texas.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The Company owns a 25% ownership interest in a joint venture which owns a shopping center property under development located in Coon Rapids, Minnesota (See Note 15).

      The Company owns an effective 20% equity interest in the Community Center Joint Ventures which, in the aggregate, owns ten operating shopping center properties. As described above, prior to February 29, 2000, the Company owned a 50% joint venture interest in these joint ventures. The shopping center property located in Durham, NC was sold in February 2002; thus the operations of this property are classified as discontinued operations in the combined condensed financial information presented for the Company’s joint venture investments. The shopping center property located in Independence, Missouri was purchased by the Company in February 2002. The Company has maintained involvement with this center, and therefore, has not included it in the classification of discontinued operations in the combined condensed financial information presented for the Company’s joint venture investments.

      As previously discussed, the Company provides property management, leasing and development services to each of the joint ventures at market rates.

3. Minority Equity Investment

      The Company completed its previously announced merger with American Industrial Properties (“AIP”) following AIP shareholder’s approval of the plan of merger on May 14, 2001. AIP shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. (“Lend Lease”) for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

      Under the merger agreement, all common shareholders’ interests, other than DDR’s, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

      The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provided DDR with complete ownership of AIP’s 39 remaining properties after the sale to Lend Lease. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR intends to operate the assets as part of its portfolio and at the same time pursue opportunities to sell some or all of the industrial and office assets through an orderly strategic disposition program. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company’s financial statements. The Company’s effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

      At December 31, 2000, the Company owned 9,656,650 common shares in AIP representing approximately 46.0% of AIP’s total common shares. The Company’s investment prior to the merger was accounted for using the equity method of accounting. The aggregate acquisition price for the shares held by the Company exceeded the Company’s share of the historical underlying net assets of AIP by approximately $28.6 million which was assigned principally to real estate with the remainder to goodwill. The portion attributable to real estate was amortized over 40 years and the amount associated with goodwill was amortized over 15 years. Accordingly, the Company’s equity in net income from minority equity investment, prior to May 14, 2001, was adjusted to reflect the gain or loss on sale of real estate and the amortization of amounts resulting from these basis differences.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The condensed balance sheet of AIP as of December 31, 2000 and results of operations through May 14, 2001, the date of the merger, and for the years ended December 31, 2000 and 1999 as reflected on the accounts of AIP were as follows (in thousands):

December 31,
2000

Balance Sheet
Land	$150,108
Buildings	453,168

603,276
Less accumulated depreciation	(55,341)

Real estate, net	547,935
Other assets	44,103

$592,038

Mortgage debt	$284,924
Other liabilities and minority interest	41,912

326,836
Accumulated equity	265,202

$592,038

		For the year
	For the period	ended December 31,
	January 1, 2001
	to May 14, 2001	2000	1999

Statement of Operations
Revenues from operations	$34,029	$90,414	$87,617

Rental operation expenses	12,057	31,357	31,512
Depreciation and amortization expense	3,437	13,552	14,535
Restructuring costs(1)	4,920	—
Interest expense(2)	7,480	25,506	26,562

	27,894	70,415	72,609

Income from operations	6,135	19,999	15,008
Minority interests	(281)	(580)	(313)
Equity in net income of joint ventures	—	120	624
(Loss) gain on sales of real estate	(2,130)	26,803	(200)

Income before extraordinary item	3,724	46,342	15,119
Extraordinary item	—	(329)	(513)

Net income	$3,724	$46,013	$14,606

(1)	Includes certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with DDR.

(2)	Interest expense includes $0.1 million in 1999 paid to the Company on advances made at an interest rate of 10.25%

      For the period from January 1, 2001 to May 14, 2001 and for the year ended December 31, 2000 and 1999 the Company recorded equity in net income from minority equity investment of $1.6 million, $6.2 million and $5.7 million, respectively. The difference between the Company’s share in net income as reported in the financial

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

statements of AIP is attributable to adjustments relating to depreciation and amortization and gain (loss) on sales of real estate associated with the $28.6 million basis adjustments discussed above. In addition, the $6.2 million net income from minority equity investment recorded in 2000 includes a $4.9 million impairment loss on the sale of 31 properties to Lend Lease partially offset by a $3.6 million gain, as adjusted, from the sale of an office building in the fourth quarter of 2000.

4. Acquisitions and Pro Forma Financial Information

      As discussed in Note 3, on May 14, 2001, the Company completed the merger with AIP. In conjunction with this merger, the Company effectively acquired control of 39 properties aggregating approximately 4.5 million of Company-owned GLA. The operating results of the 39 properties are included in the results of operations of the Company from the effective date of the merger.

      The following unaudited supplemental pro forma information is presented as if the merger of AIP, net of the Lend Lease sale, had occurred on January 1, 2000. Pro forma information is not presented for the year ended December 31, 1999, as the shopping centers acquired in 2000 and 1999 were either under development or in the lease-up phase and, accordingly, the related operating information for such centers did not exist prior to acquisition or would not be meaningful. The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated nor does it purport to represent the results of the operations for future periods (in thousands, except per share data):

	For the year ended
	December 31,

	2001	2000
	(Unaudited)	(Unaudited)

Pro forma revenues	$333,941	$325,626

Pro forma income before discontinued operations	$93,484	$104,102

Pro forma income from discontinued operations	$1,930	$782

Pro forma net income applicable to common shareholders	$68,153	$77,622

Per share data:
Basic earnings per share data:
Income from continuing operations	$1.20	$1.38
Income from discontinued operations	0.03	0.01

Net income applicable to common shareholders	$1.23	$1.39

Diluted earnings per share data:
Income from continuing operations	$1.19	$1.37
Income from discontinued operations	0.03	0.01

Net income applicable to common shareholders	$1.22	$1.38

5. Discontinued Operations

     The Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS, assuming no significant continuing involvement, the sale of a retail or industrial operating property is now considered a discontinued operation. In addition, properties classified as held for sale are also considered a discontinued operation. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known significant contingencies relating to the sale. Accordingly, the results of operations of properties disposed of or classified as held for sale after January 1, 2002, for which the Company has no material continuing involvement are reflected as discontinued operations. Properties classified in this manner through September 30, 2002, as discussed below, were reclassified as such in the accompanying Statements of Operations for each of the three years ended December 31, 2001. Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Consolidated interest at the corporate level is allocated to discontinued operation pursuant to the methods prescribed under EITF 87-24.

     Included in discontinued operations for the years ended December 31, 2001, 2000 and 1999, are five properties, two of which were sold in April 2002, one of which was sold in August 2002, one of which was sold in September 2002 and one of which is considered held for sale as of September 30, 2002. The Company sold four properties in 2002, a 41,000 square foot shopping center located in Huntsville, Alabama; a 74,000 square foot shopping center in Cape Coral, Florida; a 19,000 square foot shopping center in Ocala, Florida and a 9,000 square foot shopping center in St. Louis, Missouri (American Plaza). The fifth property is a 180,000 square foot shopping center in Orlando, Florida which is classified as held for sale at September 30, 2002. These properties had been previously included in the shopping center segment (Note 21). The operations of these properties have been reflected on a comparative basis for the years ended December 31, 2001, 2000, and 1999.

     The operating results relating to assets sold and held for sale are as follows (in thousands):

	For the year ended December 31,

	2001	2000	1999

Revenues	$4,309	$3,136	$2,937

Expenses:
Operating	846	755	731

Depreciation	822	804	787

Interest	711	795	659

	2,379	2,354	2,177

Income from discontinued operations	$1,930	$782	$760

6. Disposition of Real Estate and Real Estate Investments

      During 2001, the Company recorded gains on disposition of real estate and real estate investments aggregating $18.3 million. The Company sold five shopping center properties located in Ahoskie, North Carolina; Gahanna, Ohio; Highland Heights, Ohio; Toledo, Ohio; and Rapid City, South Dakota and one office property located in San Diego, California. The Company also recorded an aggregate gain of $1.6 million associated with the sale of land in Lebanon, Ohio and Coon Rapids, Minnesota.

      During 2000, the Company recorded a gain on disposition of real estate and real estate investments which aggregated $23.4 million. The Company sold several properties including shopping centers located in Stone Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada and Wal-Mart stores in Camden, South Carolina and New Bern and Washington, North Carolina and its 50% joint venture interest in a recently developed shopping center in Fenton, Missouri. In addition, the Company sold 60% of its half interest in a joint venture, which owns 10 operating shopping centers. In connection with the formation of one joint venture, the Company sold one property, received cash and a 50% partnership interest.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      During 1999, the Company recorded an aggregate loss on disposition of real estate and investments of $1.7 million, which primarily relates to the sale of a shopping center in Pensacola, Florida offset by the sale of four properties.

7. Notes Receivable

      The Company has issued notes receivable, including accrued interest, aggregating $5.2 million and $4.8 million at December 31, 2001 and 2000, respectively. The notes are secured by certain rights in future development projects, partnership interests and personal guarantees. The notes bear interest ranging from 10.5% to 12.0% with maturity dates ranging through December 2002.

8. Deferred Charges

      Deferred charges consist of the following (in thousands):

	December 31,

	2001	2000

Deferred financing costs	$11,212	$9,561
Less-accumulated amortization	(5,170)	(3,603)

	$6,042	$5,958

      The Company incurred deferred finance costs aggregating $1.6 million and $3.8 million in 2001 and 2000, respectively. Deferred finance costs paid in 2001 of $1.3 million primarily related to the issuance of mortgage indebtedness. Deferred finance costs in 2000 and 1999 primarily related to the Company’s unsecured revolving credit agreements (Note 10). Amortization of deferred charges from continuing operations was $2.4 million, $1.8 million and $1.5 million for the years ended December 2001, 2000 and 1999, respectively.

9. Impairment Charge

      During the second quarter of 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company’s claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. In the third quarter, the tenant completed its sale of inventory and auction of its real estate. The Company has not yet been informed of the tenant’s formal plan of liquidation. However, the Company believes that based on (i) lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) lack of positive information disseminated from the tenant that would indicate recoverability of certain recorded amounts, a provision of $2.9 million was required. This charge was reflected as an impairment charge within the consolidated statement of operations. At December 31, 2001, there was $0.5 million in remaining amounts related to this tenant which the Company believes to be realizable.

10. Revolving Credit Facilities and Term Loan

      Since May 1995, the Company has maintained an unsecured revolving credit facility from a syndicate of financial institutions for which Bank One, NA serves as agent (the “Unsecured Credit Facility”). During 2000, the Company renegotiated, expanded and extended this facility and increased the available borrowing capacity to $550 million from $375 million, adjusted the spread over LIBOR to 1.10%, modified certain covenants and extended the term for an additional two years to May 31, 2003. The Unsecured Credit Facility includes a competitive bid option for up to 50% of the facility amount. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (1.10% at December 31, 2001). The spread is dependent on the Company’s long term senior unsecured debt rating from Standard and Poor’s and

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The facility also provides for a facility fee of 0.2% on the entire facility. The Unsecured Credit Facility is used to finance the acquisition and development of real estate, to provide working capital and for general corporate purposes. At December 31, 2001 and 2000, total borrowings under this facility aggregated $376.0 million and $419.5 million, respectively, with a weighted average interest rate, excluding the effects of the interest rate swaps (Note 13) in 2001, of 3.1% and 7.8%, respectively.

      In September 1996, the Company entered into a three year $10 million unsecured revolving credit facility with National City Bank, (together with the $550 million Unsecured Credit Facility, the “Revolving Credit Facilities”). In 2000 and 2001, the Company amended this facility to increase the available borrowings to $30 million, to convert it to a secured revolving credit facility and to extend the agreement through November 2002. This credit facility is secured by certain partnership investments. The Company maintains the right to reduce this facility to $20 million and to convert the borrowings to an unsecured revolving credit facility. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (1.10% at December 31, 2001). The spread is dependent on the Company’s long term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The facility also provides for commitment fees of 0.15% on the unused credit amount. At December 31, 2001 and 2000, total borrowings under this facility aggregated $25.8 million and $21.0 million, respectively, with a weighted average interest rate of 3.1% and 7.5%, respectively.

      In December 2001, the Company entered into a $22.1 million, two year, unsecured variable rate (3.2% at December 31, 2001) term loan with Wells Fargo (“Term Loan”). This loan bears interest at LIBOR plus 1.3% and is subject to the same covenants associated with the Unsecured Credit Facility discussed above.

      Total fees paid by the Company on its Revolving Credit Facilities in 2001, 2000 and 1999, aggregated approximately $1.2 million, $0.9 million and $0.6 million, respectively.

11. Fixed Rate Senior Notes

      The following is a summary of the Company’s outstanding unsecured fixed rate senior notes:

	December 31,

	2001	2000

Unsecured Fixed Rate Senior Notes(1)	$330,844	$417,519
Pass-Through Asset Trust Securities(2)	74,983	74,912

	$405,827	$492,431

(1)	One of the senior notes was issued at a discount aggregating $0.2 million at December 31, 2001 and 2000. The effective interest rates of these notes range from 6.71% to 7.59% per annum.

(2)	In March 1997, the Company issued, through a grantor trust, $75 million of Pass-Through Asset Trust Securities (PATS), due March 2002, at a discount 99.53%. These certificates are secured by fifteen-year notes maturing March 2012, issued by the Company to the trust. The trust sold an option which enables the option holder to re-market the certificates upon maturity in March 2002. Simultaneously with the sale of the certificates, the trust purchased the notes from the Company for a premium in the amount of the option payment. This premium, $1.0 and $1.1 million at December 31, 2001 and 2000, respectively, is being amortized over the fifteen-year life of the notes and is included in other liabilities in the consolidated balance sheet. If the option holder does not elect to remarket the certificates, then they become due and payable in

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

March 2002. Interest is paid semi-annually in arrears on March 15 and September 15. These notes have a coupon interest rate of 7.13% per annum.

      The above fixed rate senior notes have maturities ranging from July 2002 to July 2018. Interest rates ranged from approximately 6.63% to 7.5% (averaging 7.1% and 7.2% at December 31, 2001 and 2000, respectively). These notes may not be redeemed by the Company prior to maturity and will not be subject to any sinking fund requirements. The fixed rate senior notes were issued pursuant to an indenture dated May 1, 1994 which contains certain covenants including limitation on incurrence of debt, maintenance of unencumbered real estate assets and debt service coverage. Interest is paid semi-annually in arrears on May 15 and November 15.

12. Mortgages Payable and Scheduled Principal Repayments

      At December 31, 2001, mortgages payable, collateralized by certain notes receivable, investments and real estate with a net book value of approximately $776.3 million and related tenant leases, are generally due in monthly installments of principal and/or interest and mature at various dates through 2027. Interest rates ranged from approximately 3.07% to 9.75% (averaging 6.7% and 8.3% at December 31, 2001 and 2000). Variable rate debt obligations, included in mortgages payable at December 31, 2001 and 2000, totaled approximately $110.3 million and $127.5 million, respectively. Interest rates on the variable rate debt averaged 3.5% and 8.2% at December 31, 2001 and 2000, respectively.

      As of December 31, 2001, the scheduled principal payments of the Revolving Credit Facilities, Term Loan, fixed rate senior notes and mortgages payable for the next five years and thereafter are as follows:

Year	Amount

2002	$157,641
2003	479,318
2004	71,613
2005	7,881
2006	28,740
Thereafter	563,108

$1,308,301

      Principal payments in the year 2002 and 2003 include $25.8 million and $376.0 million, respectively, associated with the maturing of the Revolving Credit Facilities.

      Principal payments in the year 2002 assume that the PATS option holder (Note 11) will not exercise the option to re-market the certificates and the trust will therefore put the certificates to the Company to finance the reacquisition of the PATS at maturity.

13. Financial Instruments

      The following methods and assumptions were used by the Company in estimating fair value disclosures of financial instruments:

     Cash and cash equivalents, accounts receivable, accounts payable, accruals and other liabilities:

      The carrying amounts reported in the balance sheet for these financial instruments approximated fair value because of their short maturities. The carrying amount of straight-line rents receivable does not materially differ from its fair market value.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     Notes receivable and advances to affiliates:

      The fair value is estimated by discounting the current rates at which similar loans would be made. The fair value of these notes was approximately $45.9 million and $64.0 million at December 31, 2001 and 2000, respectively, as compared to the carrying amounts of $45.8 million and $63.6 million, respectively.

     Debt:

      The carrying amounts of the Company’s borrowings under its Revolving Credit Facilities and Term Loan approximate fair value because such borrowings are at variable rates. The fair value of the fixed rate senior notes is based on borrowings with a similar remaining maturity based on the Company’s estimated interest rate spread over the applicable treasury rate. Fair value of the mortgages payable is estimated using a discounted cash flow analysis, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements with the same remaining maturities.

      Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments

      Financial instruments at December 31, 2001 and 2000, with carrying values that are different than estimated fair values are summarized as follows (in thousands):

	2001		2000

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Fixed rate senior notes	$405,827	$393,738	$492,431	$471,448
Variable rate term debt	22,120	22,120	—	—
Mortgages payable	478,604	499,136	294,645	301,761

	906,551	914,994	787,076	773,209
Derivatives — interest rate swaps (see discussion below)	879	7,746	(55)	1,433

	$907,430	$922,740	$787,021	$774,642

     Interest rate swaps:

          Adoption of SFAS 133

      On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, (referred to hereafter as SFAS 133), which requires all derivative instruments to be carried at fair value on the balance sheet. At that time, the Company designated all of its interest rate swaps as cash flow hedges in accordance with the requirements of SFAS 133.

      In accordance with the transition provisions of SFAS 133, the Company recorded a cumulative effect adjustment of approximately $1.4 million as an other comprehensive loss with an offset to other liabilities on the consolidated balance sheet, relating to the fair value of the hedging instruments designated as cash flow hedges.

          Accounting Policy for Derivative and Hedging Activities

      The Company intends to continuously monitor and actively manage interest costs on its variable rate debt portfolio. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risks associated with changing interest rates.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      To qualify for hedge accounting, the contracts must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects which substantially offset those of the position being hedged. The Company records net amounts received or paid under these contracts as adjustments to interest expense.

      In October 2000 and January 2001, the Company entered into three interest rate swap agreements, each for two year terms, aggregating $200 million, effectively converting a portion of the outstanding variable rate debt under the Unsecured Credit Facility to a weighted average fixed rate of approximately 6.96%. In March and May 2001, the Company’s joint ventures entered into three interest rate swap agreements, two at $20 million for a two year term and one at $38 million for a three year term, aggregating $78 million, converting a portion of the variable rate mortgage debt to a weighted average fixed rate of approximately 6.58%.

      All derivatives, which have historically been limited to interest rate swaps designated as cash flow hedges, are recognized on the balance sheet at their fair value. On the date that the Company enters into an interest rate swap, it designates the derivative as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective is recorded in other comprehensive income (loss), until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness is reported in current earnings.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods. Should it be determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting on a prospective basis.

          Risk Management

      The Company purchased interest rate swaps to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company does not utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institutions from which the interest rate swaps were purchased to cover all of their obligations. To mitigate this exposure, the Company purchases its interest rate swaps from major financial institutions.

          Cash Flow Hedges

      As of December 31, 2001, the aggregate fair value of the Company’s interest rate swaps was a liability of $7.7 million which is included in other liabilities in the consolidated balance sheet. For the year ended December 31, 2001, as the critical terms of the interest rate swaps and the hedged items are the same, no ineffectiveness was recorded in the consolidated statements of operations. All components of the interest rate swaps were included in the assessment of hedge effectiveness. The Company expects that within the next twelve months it will reflect as a charge to earnings $7.5 million of the amount recorded in accumulated other comprehensive loss. The fair value of the interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contract at the reporting date and is determined using interest rate market pricing models.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

14.	Minority Equity Interests, Preferred Operating Partnership Minority Interests, Operating Partnership Minority Interests, Preferred Shares and Common Shares

     Minority Equity Interests

      The Company owns a majority ownership interest in a shopping center and development parcels in Utah and a business center in Denver, Colorado assumed with the AIP merger. The minority partners’ equity interest in these partnerships aggregated $23.0 million and $8.2 million at December 31, 2001 and 2000, respectively.

     Preferred Operating Partnership Minority Interests

      In 1998, the Company issued $35 million of preferred operating partnership minority interests to a private investment partnership. These securities are a combination of preferred equity securities and a warrant to purchase approximately 1.6 million common shares of the Company at a price of $21.625 per share or 1.4 million Class D cumulative redeemable preferred shares at a price of $25 per share. The Company recorded $32.9 million as preferred operating partnership minority interests and $2.1 million to additional paid in capital in respect of the warrant. The preferred equity securities are structured as 8.5% cumulative redeemable preferred units of DDRC Great Northern L.P., a wholly owned, consolidated partnership. The preferred units are redeemable without restriction by the investment partnership, for cash or common shares at the option of the Company, and redeemable after five years by DDRC Great Northern L.P. for cash or common shares at the investment partnership’s option. In addition, if the warrant is exercised, the Company has the right to redeem the preferred units. Generally, the warrant has a perpetual term, but will expire upon redemption of the preferred units.

      In September 1999 and May 2000, the Company completed, through a consolidated partnership, a $75 million and $105 million private placement of 8.875% and 9.0%, cumulative perpetual preferred “down-REIT” preferred partnership units, respectively, together with the preferred units discussed above, (“Preferred Units”), with an institutional investor. The units may be exchanged, under certain circumstances, for Class K and Class J, 8.875% and 9.0%, respectively, cumulative preferred shares of the Company. The units may be exchangeable into common shares if the Company fails to pay dividends for six consecutive quarters. The net proceeds in 2000 of approximately $102.4 million were used to repay variable rate borrowings under the Company’s Revolving Credit Facilities.

     Operating Partnership Minority Interests

      At December 31, 2001 and 2000, the Company had 1,038,027 and 1,051,310 OP Units outstanding, respectively. During 2000 and 1999 the Company acquired, through subsidiary partnerships, a majority ownership interest in one shopping center and additional phases of three shopping centers previously acquired. In conjunction with these acquisitions, the Company issued 23,326 OP Units in 2000 which are exchangeable, under certain circumstances and at the option of the Company, into an equivalent number of the Company’s common shares or for the equivalent amount of cash.

      In 2001 and 2000, the Company purchased 13,283 and 3,674,298, respectively, of OP Units for cash aggregating $0.2 million and $82.5 million, respectively. These transactions were treated as a purchase of minority interest. The difference between the recorded amount of the minority interest and the cash paid was not material. The OP Unit holders are entitled to receive distributions, per OP Unit, equal to the per share distributions on the Company’s common shares.

          Preferred Shares

      The Class A, B, C and D depositary shares represent 1/10 of a share of their respective preferred class of shares. The Class A and Class B depositary shares are redeemable by the Company at December 31, 2001. The Class C and Class D depositary shares are not redeemable by the Company prior to July 7, 2003 and August 20,

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

2003, respectively, except in certain circumstances relating to the preservation of the Company’s status as a REIT.

      The Company’s authorized preferred shares consist of the following:

•	750,000 Class A Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class B Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class C Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class D Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class E Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class F Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class G Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class H Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class I Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class J Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class K Cumulative Redeemable Preferred Shares, without par value

•	750,000 Non Cumulative preferred shares, without par value

     Common Shares

      In December 2001, the Company issued 3,200,000 common shares at $18.35 per share and received aggregate net proceeds of approximately $57.9 million which were used to repay amounts outstanding on the Company’s Revolving Credit Facilities.

     Common Shares in Treasury

      In 1999 and 2000, the Company’s Board of Directors authorized the officers of the Company to implement a common share repurchase program, which expired in June 2001, in response to what the Company believed was a distinct under valuation of the Company’s common shares in the public market.

15. Transactions With Related Parties

      In August 2000, the Company purchased residual land adjacent to its shopping center in Aurora, Ohio from a limited partnership owned by the former Chairman of the Board who is also the father of the current Chairman of the Board and Chief Executive Officer, founder of the Company and a significant shareholder. The purchase price was $1.3 million.

      In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest is held by private equity funds (“Funds”) controlled by a director of the Company. This director holds a 0.5% economic interest in the Funds. In 2001, the Funds reimbursed the Company $0.9 million for payment against prior advances. The Company has a management agreement and performs certain administrative functions for the joint venture pursuant to which the Company earned management, leasing and development fees of $0.6 million and interest income of $1.6 million in 2001. In addition, the Company recognized a gain of approximately $1.1 million related to the sale of real estate to the joint venture for that portion not owned by the Company determined utilizing the percentage of completion method. In addition, the remaining gain on sale of $0.4 million attributable to the third party interest will be

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

recognized over the remaining development period in 2002. On December 31, 2001, the joint venture obtained a non-recourse loan and the Company was reimbursed approximately $21 million for all loans made to the joint venture.

      In January 1999, the Company paid an earnout of $0.6 million upon the leasing of vacant space in accordance with the purchase agreement of a shopping center located in Idaho Falls, Idaho from a limited partnership in which the former Chairman of the Board, the Chairman of the Board and Chief Executive Officer, and the Vice-Chairman of the Board owned, in the aggregate, through a separate partnership, a 1% general partnership interest.

      In addition, the Company paid approximately $0.1 million in 1999, to a company owned by the brother-in-law of the Chairman of the Board and Chief Executive Officer relating to fees and commissions earned from the Company’s acquisition of several shopping centers.

      In conjunction with the establishment of DDR’s equity investment in certain entities (described in Note 2 as entities in which the Company has a 95% economic interest at December 31, 2001), the Company’s Chairman of the Board and Chief Executive Officer retained the majority of the voting shares. These entities were originally structured in this format in order to meet certain REIT qualification requirements.

      During 1999, the Company periodically advanced funds to the Chairman of the Board and Chief Executive Officer in amounts up to $0.4 million. The advances, which were made to reduce the outstanding principal balance of, and to prevent the sale of, common shares in the Company from a margin account loan, were outstanding for periods ranging from five to forty days with an interest rate of LIBOR plus the applicable spread based on, the Company’s rate of borrowing on the Revolving Credit Facilities. In addition, in 1999 the Company advanced approximately $0.2 million to certain officers of the Company in connection with certain relocation costs and related payroll taxes.

      The Company entered into a lease for office space owned by one of its principal shareholders. General and administrative rental expense associated with this office space, aggregated $0.6 million, $0.6 million, and $0.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      The Company continues to have management agreements with various partnerships and performs certain administrative functions on behalf of entities owned in part by a related party, in which management fee and leasing fee income of $0.1 million, $0.2 million and $0.2 million was earned in 2001, 2000 and 1999, respectively. Transactions with the Company’s equity affiliates have been described in Notes 2 and 3.

16. Commitments and Contingencies

      The Company is engaged in the operation of shopping centers which are either owned or, with respect to certain shopping centers, operated under long-term ground leases which expire at various dates through 2070, with renewal options. Space in the shopping centers is leased to tenants pursuant to agreements which provide for terms ranging generally from one to 30 years and, in some cases, for annual rentals which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases as defined in the lease agreements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The scheduled future minimum revenues from rental properties under the terms of all noncancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the subsequent five years ending December 31, are as follows for continuing operations (in thousands):

2002	$264,569
2003	235,759
2004	209,098
2005	181,005
2006	157,946
Thereafter	916,857

$1,965,234

      Scheduled minimum rental payments under the terms of all non-cancelable operating leases in which the Company is the lessee, principally for office space and ground leases, for the subsequent five years ending December 31, are as follows (in thousands):

2002	$2,021
2003	1,994
2004	1,986
2005	2,195
2006	2,164
Thereafter	19,089

$29,449

      There were no capital leases in which the Company was the lessee at December 31, 2001 or 2000. In conjunction with the development and expansion of various shopping centers, the Company has entered into agreements for the construction of the shopping centers aggregating approximately $8.3 million as of December 31, 2001.

      As discussed in Note 2, the Company and certain equity affiliates entered into several joint ventures with various third party developers. In conjunction with certain joint venture agreements, the Company and/or its equity affiliate has agreed to fund the required capital associated with approved development projects, comprised principally of outstanding construction contracts, aggregating approximately $83.2 million. The Company and/or its equity affiliate is entitled to receive a priority return on capital advances at rates ranging from 10.5% to 12.0%.

      Certain of the Company’s executives, either through the exercise of previously granted stock options or through the direct purchase of unissued shares, acquired 974,663 of the Company’s common shares. The Purchase of such shares were financed by a five-year personal loan program, aggregating approximately $15 million (at market interest rates) from Bank One, NA. These loans are guaranteed by the Company. One of these executives is presently an employee of Coventry and four of these executives have subsequently resigned from the Company. The Company has agreed to maintain the guarantee. The individuals participating in the program are responsible for repayment of these personal loans and have fully indemnified the Company should the Company’s guarantee be called upon.

      In September 2001, the U.S. district court entered a judgment in the amount of $9.0 million, plus attorney fees, against the Company and three other defendants, in respect of a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by the Company. The court awarded $4.0 million in punitive and $5.0 million in compensatory damages to the plaintiff. The other defendants include the former

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

chairman of the board (who is also a significant shareholder of the Company), a former executive of the Company and a real estate development partnership (the “Partnership”) owned by these two individuals. The Partnership sold the property to the Company in 1994. The claim alleged breach of contract and fraud during the lease negotiation process that took place prior to and after the Company’s acquisition of the property.

      The verdict is subject to various post-trial motions and appeal. Management believes that it is probable the verdict will ultimately be reversed, in whole or in substantial part, and accordingly no loss provision has been recorded in the accompanying consolidated financial statements. Although there can be no assurances as to the ultimate outcome, management does not believe that an adverse final determination, if any, will be material in relation to the Company’s cash flows, liquidity or financial condition. However, amounts awarded, if any, to the plaintiff upon final resolution of this matter, could adversely affect the Company’s results of operations in the period it is recorded. Further, a determination has not been made as to the proportionate distribution of the contingent loss, if any, between the defendants.

      In addition to the judgment discussed above, the Company and its subsidiaries are also subject to other legal proceedings. All such proceedings, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by liability insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

17. Other Income

      Other income from continuing operations was comprised of the following (in thousands):

	For the year ended December 31,

	2001	2000	1999

Lease termination	$5,939	$8,950	$3,425
Financing fees	215	—	420
Sales commissions	—	—	412
Other, net	—	152	752

	$6,154	$9,102	$5,009

18. Benefit Plans

     Stock Option and Other Equity Based Plans

      The Company’s stock option and equity-based award plans provide for the grant, to employees of the Company the following: Incentive and non-qualified stock options to purchase common shares of the Company, rights to receive the appreciation in value of common shares, awards of common shares subject to restrictions on transfer, awards of common shares issuable in the future upon satisfaction of certain conditions and rights to purchase common shares and other awards based on common shares.

      Under the terms of the award plans, awards may be granted with the respect to an aggregate of not more than 7,313,806 common shares. Options may be granted at per share prices not less than fair market value at the date of grant, and in the case of incentive options, must be exercisable within ten years thereof (or, with respect to options granted to certain shareholders, within five years thereof). Options granted under the plans generally become exercisable one year after the date of grant as to one-third of the optioned shares, with the remaining options being exercisable over the following two-year period.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      In 1997, the Board of Directors approved the issuance of 900,000 stock options to the Company’s Chief Executive Officer which vested immediately upon issuance. In addition, 700,000 of these options were issued outside of a qualified plan.

      The Company granted options to its directors. Such options were granted at the fair market value on the date of grant. Options granted generally become exercisable one year after the date of grant as to one third of the optioned shares, with the remaining options being exercisable over the following two-year period.

      The following table reflects the stock option activity described above (in thousands):

	Number of Options
				Weighted Average
			Executive
	Employees	Directors	Officer	Exercise Price	Fair Value

Balance December 31, 1998	2,791	930	700	$17.32
Granted	1,083	20	—	15.42	$1.42
Exercised	(13)	—	—	14.48
Canceled	(385)	—	—	19.49

Balance December 31, 1999	3,476	950	700	16.75
Granted	696	5	—	12.19	$1.21
Exercised	(11)	—	—	14.27
Canceled	(139)	(1)	—	17.08

Balance December 31, 2000	4,022	954	700	16.19
Granted	536	30	—	13.77	$0.84
Exercised	(477)	(820)	—	14.08
Canceled	(98)	—	—	18.84

Balance December 31, 2001	3,983	164	700	$16.50

      The following table summarizes the characteristics of the options outstanding at December 31, 2001 (in thousands):

Options Outstanding				Options Exercisable

	Outstanding	Weighted-Average		Exercisable
Range of	as of	Remaining	Weighted-Average	as of	Weighted-Average
Exercise Prices	12/31/01	Contractual Life	Exercise Price	12/31/01	Exercise Price

$11.00-$16.50	2,587	6.7	$13.94	1,442	$14.53
$16.50-$24.00	2,260	6.6	$19.42	2,112	$19.58

	4,847	6.7	$16.50	3,554	$17.53

      As of December 31, 2001, 2000 and 1999, 3,554, 4,237 and 3,589 options (in thousands), respectively, were exercisable. The weighted average exercise prices of these exercisable options were $17.53, $16.90 and $16.69 at December 31, 2001, 2000 and 1999, respectively.

      In 1996 and 2000, the Board of Directors approved a grant of 30,000 Performance Units to the Company’s Chief Executive Officer. The 30,000 Performance Units issued in 1996 were converted into 30,000 common shares in January 2001 based upon the achievement of certain performance objectives determined as of December 31, 2000. The number of shares issued was determined based upon the average annual total shareholder’s return during the five-year period ending December 31, 2000. The 30,000 Performance Units granted in 2000 will be converted to a common share equivalent ranging from 30,000 to 200,000 Performance Units based on the annualized total shareholders return for the five-year period ending December 31, 2004. In 1999, 2000 and 2001, the Board of Directors approved a grant of 47,095; 91,975 and 80,633 restricted shares of

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

common stock, respectively, to several executives and outside directors of the Company. The restricted stock grants vest in equal annual amounts over a five-year period and had a weighted average fair value at the date of grant ranging from $11.56 to $15.31, which was equal to the market value of the Company’s stock at the date of grant. During 2001 and 2000, approximately $1.2 million and $0.5 million, respectively, was charged to expense associated with awards under the equity based award plan relating to restricted stock and Performance Units. During 1999, the Company reduced its accrual relating to the Performance Unit award by approximately $1.3 million offset by expenses associated with restricted shares, which aggregated $0.3 million.

      The Company applies APB 25, “Accounting for Stock Issued to Employees” in accounting for its plans. Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of the grant. The compensation cost which is required to be charged against income for all of the above mentioned plans was $0.7 million, $1.5 million and $1.8 million for 2001, 2000 and 1999, respectively. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair values of the options granted at the grant dates, consistent with the method set forth in the SFAS No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and earnings per share would have been as follows (dollars in thousands, except per share data):

		2001	2000	1999

Net income applicable to	As reported	$65,110	$73,571	$60,135
common shareholders	Pro forma	$64,419	$72,049	$58,370
Basic earnings	As reported	$1.18	$1.31	$0.99
per share	Pro forma	$1.17	$1.29	$0.96
Diluted earnings	As reported	$1.17	$1.31	$0.95
per share	Pro forma	$1.15	$1.29	$0.92

      For purposes of the pro forma presentation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model using the following assumptions:

For the Year Ended December 31,

	2001	2000	1999

Risk free interest rate (range)	4.0%-5.5%	5.0%-6.8%	5.6%-6.4%
Dividend yield (range)	10.8%-12.5%	10.8%-12.5%	8.5%-10.9%
Expected life (range)	4-10 yrs	4-10 yrs.	7-10 yrs.
Expected volatility (range)	22.5%-26.4%	21.7%-26.2%	20.2%-31.8%

     401(k) Plan

      The Company has a 401(k) defined contribution plan covering substantially all of the officers and employees of the Company, which permits participants to defer up to a maximum of 15% of their compensation. The Company matches 25% of the employee’s contribution up to a maximum of 6% of an employee’s annual compensation. The Company may also make additional discretionary contributions. Employees’ contributions are fully vested and the Company’s matching contributions vest 20% per year. Once an employee has been with the Company five-years, all matching contributions are fully vested. The Company’s contributions to the plan for the year ended December 31, 2000 and 1999 were made through the issuance of Company stock with a market value of $0.07 million and $0.06 million, respectively. Effective December 31, 2000, the Company elected to fund all future matching contributions with cash. The Company’s contributions for the plan year ended December 31, 2001 were $0.1 million. The 401(k) plan is fully funded at December 31, 2001.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     Elective Deferred Compensation Plan

      The Company has a non-qualified elective deferred compensation plan for certain key executives which permits eligible employees to defer up to 25% of their compensation. The Company matched 25% of an employee’s contribution up to a maximum of 6% of an employee’s annual compensation, after deducting contributions, if any, made in conjunction with the Company’s 401(k) plan. Deferred compensation charged to expense related to an employee contribution is fully vested and the Company’s matching contribution vests 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company’s contribution for the years ended December 31, 2001, 2000 and 1999 was $0.03 million, $0.03 million and $0.02 million, respectively. At December 31, 2001, 2000 and 1999, deferred compensation under this plan aggregated approximately $1.3 million, $1.1 million and $0.9 million, respectively. The plan is fully funded at December 31, 2001.

19. Earnings and Dividends Per Share

      Earnings Per Share (“EPS”) have been computed pursuant to the provisions of SFAS No. 128.

      The following table provides a reconciliation of both income before extraordinary item and the number of common shares used in the computations of “basic” EPS, which utilizes the weighted average of common shares outstanding without regard to dilutive potential common shares, and “diluted” EPS, which includes all such shares.

	For the Year Ended December 31,

	2001	2000	1999

	(in thousands, except per share
	amounts)
Income from continuing operations	$90,442	$100,051	$86,637
Less: Preferred stock dividend	(27,262)	(27,262)	(27,262)

Basic and diluted EPS – Income from continuing operations and applicable common shareholders plus assumed conversions	$63,180	$72,789	$59,375

Number of Shares:
Basic – average shares outstanding	55,186	55,959	60,985
Effect of dilutive securities:
Joint venture partnerships and minority interests	—	—	2,246
Stock options	593	138	138
Performance Units	—	30	70
Restricted stock	55	49	29

Diluted – average shares outstanding	55,834	56,176	63,468

Per share data:
Basic earnings per share data:
Income from continuing operations	$1.15	$1.30	$0.98
Income from discontinued operations	0.03	0.01	0.01

Net income applicable to common shareholders	$1.18	$1.31	$0.99

Diluted earnings per share data:
Income from continuing operations	$1.14	$1.30	$0.94
Income from discontinued operations	0.03	0.01	0.01

Net income applicable to common shareholders	$1.17	$1.31	$0.95

      Options to purchase 4,846,825, 5,676,477 and 5,125,764 shares of common stock were outstanding at December 31, 2001, 2000 and 1999, respectively (Note 18), a portion of which has been reflected above using the treasury stock method.

      The weighted average contingently issuable OP units issued in conjunction with the purchase of certain shopping centers in 1998 which were exchangeable, in certain circumstances into common shares, aggregated 2.2 million for the year ended December 31, 1999. The Company settled these contingently issuable OP Units for cash in 2000.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Restricted shares totaling 137,719, 101,612 and 47,676, respectively, were not vested at December 31, 2001, 2000 and 1999 and consequently, were not included in the computation of basic EPS for all years presented (Note 18).

      For certain joint ventures where the joint venture partner has the right to convert its interest in the partnership to common shares of the Company or cash, at the election of the Company, it is the Company’s intent to settle these conversions, if any, in cash.

      The exchange into common stock of the minority interests was not included in the computation of diluted EPS for all years presented because the effect of assuming conversion was antidilutive (Note 14).

      The redemption of the Preferred Units, including those exercisable through the exercise of the warrant into common shares, was not included in the computation of diluted EPS for all years presented because the effect was antidilutive or they were considered contingently issuable (Note 14).

20. Federal Income Taxes

      The Company elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1993. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distributes at least 90% (95% prior to 2001) of its taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. As the Company distributed sufficient taxable income for the years ended December 31, 2001, 2000 and 1999, no U.S. Federal income or excise taxes were incurred.

      If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any alternative minimum tax) and may not be able to qualify as a REIT for the four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries, is subject to federal, state and local income taxes.

      The tax basis of assets and liabilities exceeds the amounts reported in the accompanying financial statements by approximately $161 million, $141 million and $122 million at December 31, 2001, 2000 and 1999, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Reconciliation between GAAP net income to taxable income is as follows:

	For the year ended December 31,

	2001	2000	1999

	(in thousands)
GAAP net income	$92,372	$100,833	$87,397
Add: Book depreciation and amortization	36,154	25,988	30,595
Less: Tax depreciation and amortization	(27,096)	(20,226)	(21,918)
Book/tax differences on gains/losses from capital transactions	(1,086)	(1,053)	(391)
Joint venture equity in earnings, net	(4,872)	938	(4,809)
Dividend from minority equity investment	—	20,762	6,416
Deferred income	2,883	(7,506)	7,483
Compensation expense	(5,662)	72	(861)
Other book/tax differences, net	218	(1,793)	(2,603)

Taxable income before adjustments	92,911	118,015	101,309
Less: Capital gains	(14,417)	(32,110)	—

Taxable income subject to the 90% dividend requirement	$78,494	$85,905	$101,309

      Reconciliation between cash dividends paid and the dividends paid deduction is as follows:

	For the year ended December 31,
	(in thousands)

	2001	2000	1999

Cash dividends paid	$108,212	$108,502	$111,703
Less: Dividends designated to prior year	(15,475)	(5,536)	(15,561)
Plus: Dividends designated from the following year	174	15,475	5,536
Less: Portion designated capital gain distribution	(14,417)	(32,110)	—

Dividends paid deduction	$78,494	$86,331	$101,678

      Characterization of distributions is as follows:

	For the year ended
	December 31,
	(in thousands)

	2001	2000	1999

Ordinary income	$1.04	$1.12	$1.21
Capital gains	0.12	0.28	—
Unrecaptured Section 1250 gain	0.07	0.18	—

	$1.23	$1.58	$1.21

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      A portion of the fourth quarter dividends for each of the years ended December 31, 2001, 2000 and 1999 have been allocated and reported to shareholders in the subsequent year. Dividends per share reported to shareholders for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

		Gross Ordinary	Capital Gain	Total
2001 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 2000	01/04/01	$0.11	$0.01	$0.12
1st quarter	04/07/01	0.31	0.06	0.37
2nd quarter	07/03/01	0.31	0.06	0.37
3rd quarter	10/02/01	0.31	0.06	0.37
4th quarter	01/07/02	—	—	—

		$1.04	$0.19	$1.23

		Gross Ordinary	Capital Gain	Total
2000 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 1999	01/06/00	$0.20	$0.07	$0.27
1st quarter	04/07/00	0.25	0.11	0.36
2nd quarter	07/03/00	0.25	0.11	0.36
3rd quarter	10/02/00	0.25	0.11	0.36
4th quarter	01/04/01	0.17	0.06	0.23

		$1.12	$0.46	$1.58

		Gross Ordinary	Capital Gain	Total
1999 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 1998	01/04/99	$0.08	$—	$0.08
1st quarter	04/05/99	0.35	—	0.35
2nd quarter	07/02/99	0.35	—	0.35
3rd quarter	10/04/99	0.35	—	0.35
4th quarter	01/06/00	0.08	—	0.08

		$1.21	$—	$1.21

21. Segment Information

      As a result of the acquisition of AIP’s business centers in connection with the AIP merger on May 14, 2001 (Note 3), the Company has two reportable business segments, shopping centers and business centers, determined in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Accordingly, the Company operated within one segment for periods prior to this merger. Each shopping center and business center is considered a separate operating segment. However, each segment on a stand alone basis is less than 10% of the revenues, profit or loss, and assets of the combined reported operating segments.

      The shopping center segment consists of 190 shopping centers in 39 states aggregating approximately 39.5 million square feet of Company-owned GLA. These shopping centers range in size from approximately 15,000 square feet to 800,000 square feet of Company-owned GLA. The business center segment consists of 37 business centers in 11 states aggregating approximately 4.4 million square feet of Company-owned GLA. These business centers range in size from approximately 20,000 square feet to 310,000 square feet of Company-owned GLA.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The table below presents information about the Company’s reportable segments for the year ended December 31, 2001.

	Business	Shopping
	Centers	Centers	Other	Total

Total Revenues(A)	$25,258	$292,672		$317,930
Operating expenses(A)	(7,608)	(63,236)		(70,844)

	17,650	229,436		247,086
Unallocated expenses(B)			(171,999)	(171,999)
Equity in net income of joint ventures			18,560	18,560
Minority interests			(21,502)	(21,502)
Gain on sale of real estate and real estate investments			18,297	18,297

Income from continuing operations				$90,442

Total real estate assets	$270,776	$2,222,889		$2,493,665

(A)	Reflects operating activity for the 39 AIP properties for the period May 15, 2001 through December 31, 2001.

(B)	Unallocated expenses consist of general and administrative, interest, impairment charge and depreciation and amortization as listed in the consolidated statements of operations.

22. Subsequent Events

      In February 2002, the Company acquired from the Community Center Joint Venture the third party partners’s 80% interest in a shopping center located in Independence, Missouri for approximately $33.4 million. Additionally, the Community Center Joint Venture sold a shopping center located in Durham, North Carolina for $50.1 million, and refinanced seven of the eight properties under two mortgages totaling $339.5 million with a current weighted average interest rate of 5.57%.

      In February 2002, the Company completed a 1.7 million registered common share offering. Net proceeds of approximately $33.2 million were used to repay amounts outstanding under the Company’s Revolving Credit Facilities.

      The Company filed a registration statement on Form S-11, which was declared effective on February 25, 2002, to register 2.8 million common shares to be issued in connection with a Purchase and Sale Agreement among the Company and Burnham, Burnham Pacific Operating Partnership, L.P., and BPP/ Van Ness, L.P. Under the terms of the purchase agreement, the Company acquired one real property asset and all of Burnham’s direct and indirect partnership and membership interests in another real property asset in exchange for $64.5 million, consisting of at least $15.1 million in cash and, at the Company’s option, some or all of the 2.8 million common shares offered pursuant to the registration statement on the aforementioned Form S-11 or additional cash. One property is located in downtown San Francisco, California, which is an eight-story building with over 123,000 square feet of leasable space and had been designated as a National Historic Landmark. The second property is located in a suburb of San Francisco, California, and contains over 245,000 square feet of leasable space.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

23. Quarterly Results of Operations (Unaudited)

      The following table sets forth the quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands, except per share amounts):

	First	Second	Third	Fourth	Total

2001:
Revenues from continuing operations	$72,989	$77,848	$82,267	$84,826	$317,930
Income before equity in net income of joint ventures, minority equity investment, gain on disposition of real estate and real estate investments, minority interests and discontinued operations	16,526	20,377	18,693	19,491	75,087
Income from continuing operations	20,969	29,142	20,238	20,093	90,442
Net income	22,517	29,306	20,352	20,197	92,372
Net income applicable to common shareholders	15,702	22,490	13,537	13,381	65,110
Basic:
Income from continuing operations per common share	$0.26	$0.41	$0.24	$0.24	$1.15
Net income per common share	$0.29	$0.41	$0.25	$0.24	$1.18
Weighted average number of shares	54,811	54,938	55,131	56,004	55,186
Diluted:
Income from continuing operations per common share	$0.26	$0.40	$0.24	$0.23	$1.14
Net income per common share	$0.29	$0.40	$0.24	$0.24	$1.17
Weighted average number of shares	55,004	56,589	56,009	56,875	55,834
2000:
Revenues from continuing operations	$68,206	$71,203	$71,263	$73,761	$284,433
Income before equity in net income of joint ventures, minority equity investment, gain on disposition of real estate and real estate investments, minority interests and discontinued operations	17,961	18,713	18,306	17,928	72,908
Income from continuing operations	37,789	18,480	20,804	22,978	100,051
Net income	37,977	18,713	21,025	23,118	100,833
Net income applicable to common shareholders	31,161	11,898	14,209	16,303	73,571
Basic:
Income from continuing operations per common share	$0.52	$0.21	$0.26	$0.30	$1.30
Net income per common share	$0.53	$0.22	$0.26	$0.30	$1.31
Weighted average number of shares	59,034	55,222	54,793	54,802	55,959
Diluted:
Income from continuing operations per common share	$0.51	$0.21	$0.25	$0.29	$1.30
Net income per common share	$0.51	$0.21	$0.26	$0.30	$1.31
Weighted average number of shares	63,815	55,477	55,103	54,879	56,176

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Date November 21, 2002	/s/ William H. Schafer William H. Schafer Senior Vice President and Chief Financial Officer